Exhibit 2.2

Execution Version

AGREEMENT AND PLAN OF MERGER
AMONG
PAPERBOARD PARENT, INC.,
GREIF PACKAGING LLC,
GREIF USA II LLC
and
PEACH REPRESENTATIVE LLC
Dated as of December 20, 2018

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TABLE OF CONTENTS
PAGE
ARTICLE 1 Definitions    2

Section 1.01	Definitions 2

Section 1.02	Other Definitional and Interpretive Provisions 14
ARTICLE 2 The Merger    15

Section 2.01	The Merger 15

Section 2.02	Closing; Effective Time 15

Section 2.03	Certificate of Incorporation; Bylaws; Directors and Officers 16

Section 2.04	Conversion of Shares 16

Section 2.05	Cancellation of Options 17

Section 2.06	Payments to be Made at the Closing 17

Section 2.07	Surrender and Payment 18

Section 2.08	Dissenting Shares 19

Section 2.09	Adjustments 19

Section 2.10	Withholding Rights 20

Section 2.11	Lost Certificates 20

Section 2.12	Purchase Price Adjustment 20
ARTICLE 3 Representations and Warranties of the Company    23

Section 3.01	Organization 24

Section 3.02	Power and Authorization 24

Section 3.03	No Violation or Approval; Consents 24

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Section 3.04	Capitalization of the Acquired Companies 25

Section 3.05	Financial Matters 26

Section 3.06	Absence of Certain Developments 26

Section 3.07	Indebtedness 27

Section 3.08	Assets 27

Section 3.09	Real Property 27

Section 3.10	Intellectual Property 28

Section 3.11	Tax Matters 29

Section 3.12	Employee Benefit Plans 31

Section 3.13	Environmental Matters 33

Section 3.14	Contracts 33

Section 3.15	Compliance with Applicable Laws 35

Section 3.16	Related Party Transactions 36

Section 3.17	Labor Matters 36

Section 3.18	Litigation; Governmental Orders 36

Section 3.19	Insurance 36

Section 3.20	Customers and Suppliers 37

Section 3.21	No Brokers 37
ARTICLE 4 Representations and Warranties of Buyer and MergerSub    37

Section 4.01	Organization 37

Section 4.02	Power and Authorization 37

Section 4.03	No Violation or Approval; Consents 38

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Section 4.04	Litigation 38

Section 4.05	Financial Ability to Perform 39

Section 4.06	Solvency 39

Section 4.07	No Brokers 39

Section 4.08	Financing 39

Section 4.09	Debt Financing 39
ARTICLE 5 Covenants of the Company    40

Section 5.01	Conduct of the Company 40

Section 5.02	Access to Information 42

Section 5.03	280G Stockholder Vote 43

Section 5.04	401(k) Plans 44

Section 5.05	Financing Assistance 44
ARTICLE 6 Covenants of Buyer and Mergersub    46

Section 6.01	Access 46

Section 6.02	Transferred Employee Plans 47

Section 6.03	Buyer Employee Plans 47

Section 6.04	Obligations of MergerSub and Surviving Corporation 48

Section 6.05	Director and Officer Liability 48

Section 6.06	Employment and Benefit Arrangements 49

Section 6.07	Financing 49
ARTICLE 7 Covenants of Buyer, MergerSub and the Company    52

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Section 7.01	Closing Efforts 52

Section 7.02	Public Announcements 55

Section 7.03	Tax Matters 55

Section 7.04	Confidentiality 56

Section 7.05	Dissenting Shares 56

Section 7.06	Real Property 56

Section 7.07	New Jersey Industrial Site Recovery Act 57

Section 7.08	Environmental Permits 57
ARTICLE 8 Conditions to the Merger    58

Section 8.01	Conditions to Obligations of the Parties 58

Section 8.02	Conditions to Obligation of Buyer and MergerSub 58

Section 8.03	Conditions to Obligation of the Company 59
ARTICLE 9 Termination    59

Section 9.01	Grounds for Termination 59

Section 9.02	Effect of Termination 61
ARTICLE 10 Miscellaneous    61

Section 10.01	Notices 61

Section 10.02	Amendments and Waivers 63

Section 10.03	Expenses 64

Section 10.04	Waiver of Conflicts Regarding Representation; Non-Assertion of Attorney Client Privilege 64

Section 10.05	Successors and Assigns 65

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Section 10.06	Governing Law 65

Section 10.07	Jurisdiction 65

Section 10.08	WAIVER OF JURY TRIAL 66

Section 10.09	Specific Performance 66

Section 10.10	Sellers’ Representative 67

Section 10.11	Survival 69

Section 10.12	Further Assurances 70

Section 10.13	Counterparts 70

Section 10.14	Third-Party Beneficiaries; No Recourse Against Third Parties 70

Section 10.15	No Other Representations 72

Section 10.16	Entire Agreement 72

Section 10.17	Severability 72

Section 10.18	Negotiation of Agreement 73

Section 10.19	Schedules 73

Section 10.20	Joint and Several Liability 73

EXHIBITS

Exhibit A	Accounting Policies and Illustrative Working Capital Statement and Closing Cash Balance as of September 30, 2018

Exhibit B	Form of Escrow Agreement

Exhibit C	Form of Paying Agent Agreement

Exhibit D	Form of Letter of Transmittal

Exhibit E	Sellers’ Representative Escrow Agreement

Exhibit F	Directors and Officers

Exhibit G	Financials

Exhibit H	Additional Indebtedness Items

SCHEDULES

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Schedule 3.03	No Violations or Approval; Consents

Schedule 3.04(b)	Capitalization of the Acquired Companies

Schedule 3.04(c)	Options

Schedule 3.04(d)	Capitalization of the Acquired Companies

Schedule 3.05(a)	Financial Statements

Schedule 3.05(c)	Absence of Undisclosed Liabilities

Schedule 3.07	Indebtedness

Schedule 3.09	Real Property

Schedule 3.10(c)	Intellectual Property

Schedule 3.11	Tax Matters

Schedule 3.12(a)	Company Plans

Schedule 3.12(e)	No Liability (ERISA)

Schedule 3.12(f)	Retiree Benefits; Certain Welfare Plans

Schedule 3.12(g)	Change of Control Payments

Schedule 3.13	Environmental Matters

Schedule 3.14	Contracts

Schedule 3.15	Compliance with Applicable Laws

Schedule 3.16	Related Party Transactions

Schedule 3.17	Labor Matters

Schedule 3.18	Litigation; Governmental Orders

Schedule 3.19	Insurance

Schedule 3.20	Customers and Suppliers

Schedule 3.21	No Brokers

Schedule 5.01	Conduct of the Company

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AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (as amended, modified or supplemented from time to time pursuant to the terms hereof, this “Agreement”), dated as of December 20, 2018, among Paperboard Parent, Inc., a Delaware corporation (the “Company”), Greif Packaging LLC, a Delaware limited liability company (“Buyer”), Greif USA II LLC, a Delaware limited liability company and a wholly owned Subsidiary of Buyer (“MergerSub”), and Peach Representative LLC, a Delaware limited liability company, solely in its capacity as the representative of the Sellers pursuant to Section 10.10 hereof (the “Sellers’ Representative”).
RECITALS
WHEREAS, this Agreement contemplates a transaction in which Buyer will acquire the Company pursuant to a transaction in which MergerSub will merge with and into the Company, with the Company surviving the Merger as the surviving corporation (the “Surviving Corporation”), in accordance with the Delaware General Corporation Law (the “DGCL”) and the Delaware Limited Liability Company Act (the “DLLCA”) and the respective governing documents of the Company and MergerSub, and each Share will be converted into the right to receive the Per Share Closing Consideration and the Per Share/Option Additional Consideration and each Vested Option will be canceled in exchange for the right to receive the Per Option Closing Consideration and the Per Share/Option Additional Consideration with respect to each Share subject thereto, in each case, as a result of the Merger and on the terms and subject to the conditions set forth in this Agreement;
WHEREAS, the board of directors of the Company has unanimously: (a) adopted a resolution approving this Agreement, the Merger and the other Contemplated Transactions and declaring its and their advisability; and (b) directed that this Agreement be submitted to the Stockholders and recommended that the Stockholders approve and adopt this Agreement, the Merger and the other Contemplated Transactions;
WHEREAS, the sole member of MergerSub has approved (on behalf of MergerSub) this Agreement, the Merger and the other Contemplated Transactions;
WHEREAS, the sole member of Buyer has approved (on behalf of Buyer) this Agreement, the Merger and the other Contemplated Transactions;
WHEREAS, the parties anticipate that the sole member of Buyer will, promptly after the execution and delivery of this Agreement, execute and deliver in accordance with Section 18-302(d) of the DLLCA in Buyer’s capacity as the sole member of MergerSub, a written consent approving and adopting this Agreement;
WHEREAS, the parties anticipate that H.I.G. Caraustar, LLC will, promptly after the execution and delivery of this Agreement, execute and deliver a written consent pursuant to which it approves and adopts this Agreement; and

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WHEREAS, the Company, Buyer and MergerSub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.
AGREEMENT
NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the parties to this Agreement, intending to be legally bound, agree as follows:
ARTICLE 1
DEFINITIONS
Section 1.01    Definitions.
(a)    The following terms, as used herein, have the following meanings:
“Accounting Policies” means the accounting policies, principles, practices and methodologies followed in calculation of Cash, Closing Working Capital and Closing Cash Balance, which policies, principles, practices and methodologies are set forth on Exhibit A attached hereto.
“Acquired Companies” means the Company and its direct and indirect Subsidiaries.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. A Person will be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.
“Aggregate Closing Merger Consideration” means an amount equal to:

(A)	$1,800,000,000;

(B)	plus the sum of the following:

(1)	the total amount of the Closing Cash Balance;

(2)	if Closing Working Capital exceeds the Upper WC Collar, the amount of such excess; and

(3)	the Transaction Tax Benefits,

(C)	minus the sum of the following:

(1)	the Escrow Amount;

(2)	the Sellers’ Representative Fund Amount;

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(3)	Closing Debt Amount;

(4)	Closing Transaction Expenses Amount; and

(5)	if the Lower WC Collar exceeds Closing Working Capital, the amount of such excess.
“Applicable Law” means, with respect to any Person, any federal, state, local or foreign law, constitution, treaty, convention, ordinance, code, rule, regulation or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority, or any Governmental Order, that is binding upon or applicable to such Person.
“Balance Sheet Date” means December 31, 2017.
“Business” means the business of the Acquired Companies as such business is currently conducted.
“Business Day” means any day other than a Saturday, a Sunday or a day on which banks are authorized or required to close in New York, New York.
“Cash” means all cash and cash equivalents of any Acquired Company, as determined in accordance with the Accounting Policies.
“Certificates” means certificates representing the Shares.
“Closing Cash Balance” means the amount of all Cash that is held by the Acquired Companies as at the close of business on the Business Day immediately preceding the Closing Date.
“Closing Date” means the date on which the Closing actually occurs.
“Closing Debt Amount” means the aggregate amount of all unpaid Indebtedness of the Acquired Companies as of the close of business on the Business Day immediately preceding the Closing Date; provided, that (i) the calculation of Taxes in Indebtedness shall be made as of the end of the Closing Date) and (ii) sub-clauses (b), (c) and (d) of the Accounting Policies shall apply to the calculation of Closing Debt Amount.
“Closing Transaction Expenses Amount” means the aggregate amount of all unpaid Transaction Expenses as of the close of business on the day immediately preceding the Closing Date plus, without duplication, the amount of any such Transaction Expenses that will become due and payable solely as a result of the consummation of the Merger or any other Contemplated Transaction; provided, that sub-clause (d) of the Accounting Policies shall apply to the calculation of Closing Transaction Expenses Amount.
“Closing Working Capital” means (i) the sum of the Acquired Companies’ current assets (excluding cash) minus (ii) the sum of the Acquired Companies’ current liabilities, in each case on a consolidated basis as of the close of business on the Business Day immediately preceding the Closing Date, as determined and calculated in accordance with the Accounting Policies; provided

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that, for the avoidance of doubt, restricted cash shall be excluded from the calculation of “Closing Working Capital”.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Contemplated Transactions” means the Merger and the other transactions contemplated by this Agreement and the other Transaction Documents.
“Contractual Obligation” means, with respect to any Person, any contract, agreement, deed, mortgage, lease, license, indenture, note, bond, loan, insurance policy or other document or instrument (including any document or instrument evidencing any Indebtedness but excluding the Organizational Documents of such Person) to which or by which such Person is legally bound, other than a Company Plan.
“Credit Agreement” means that certain Credit Agreement, dated as of May 1, 2013, by and among Caraustar Industries, Inc., the Company, the other guarantors party thereto, the lenders party thereto, and Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent, as amended.
“Debt Financing” means the financing for the Contemplated Transactions contemplated pursuant to the commitment letter from the Financing Sources, a true and complete copy of which has been provided to the Company prior to the date hereof (the “Financing Commitment Letter”).
“Effective Time” means the date and time at which the Certificate of Merger is filed with and accepted by the Secretary of State of the State of Delaware in accordance with Section 264 of the DGCL or such other time as Buyer and the Company reasonably agree and specify in the Certificate of Merger.
“Employee Plan” means any “employee benefit plan” as defined in ERISA (whether or not subject to ERISA), and any other plan, program, agreement, policy, practice, understanding or arrangement covering current or former employees, directors or consultants that is: (a) an employee welfare benefit plan as defined in Section 3(1) of ERISA; (b) an employee pension benefit plan within the meaning of Section 3(2) of ERISA; (c) a stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or similar equity-based plan, program or agreement; (d) an individual employment, consulting, severance, retention, change in control agreement; or (e) any other deferred-compensation, profit-sharing, retirement, post-retirement, vacation, severance or termination pay, welfare-benefit, bonus, incentive or fringe benefit plan, program, policy, agreement or other arrangement.
“Environmental Laws” means any and all federal, state, or local statutes, laws, reporting, or licensing requirements, regulations, ordinances, rules and Governmental Orders entered into by an Acquired Company or otherwise applicable to a facility owned, leased or operated by an Acquired Company that relates to pollution, protection of the environment (including ambient air, indoor air, surface water, groundwater, land surface, or subsurface strata), noise pollution, underground or above-ground storage tanks, or the treatment, storage, disposal, emission, discharge, generation, handling, transportation, release or threatened release of any Hazardous Material.

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“Environmental Reports” means the environmental assessments, reviews, summaries and reports disclosed to Buyer prior to the date hereof. Schedule 3.13 includes a list of the Environmental Reports.
“Equity Incentive Plan” means the Paperboard Parent, Inc. 2013 Equity Incentive Plan, as amended.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Escrow Account” means a separate account established in accordance with the terms in the Escrow Agreement, which will hold the Escrow Amount, and all interest and other amounts earned thereon, in escrow pursuant to the Escrow Agreement.
“Escrow Agent” means SunTrust Bank.
“Escrow Agreement” means an escrow agreement substantially in the form of Exhibit B attached hereto, which will be executed by Buyer, the Escrow Agent and the Sellers’ Representative prior to the Closing.
“Escrow Amount” means $10,000,000.
“Financing Commitment Letter” has the meaning set forth in the definition of “Debt Financing”.
“Financing Sources” means the Persons (other than Buyer and its Subsidiaries) that have entered or will enter into commitment letters or agreements with Buyer in connection with the Debt Financing and any joinder agreements, indentures or credit agreements entered into pursuant thereto, including the agents, arrangers, lenders and other entities that have committed to provide or arrange all or part of the Debt Financing, and their respective Affiliates.
“Financing Source Related Parties” means the Financing Sources, any other lenders or similar financing sources providing a commitment pursuant to the Financing Commitment Letter or any other definitive financing documents related to the Debt Financing, any other Persons that have committed to provide or otherwise entered into agreements in connection with the Debt Financing and their respective Affiliates, and such lenders’, other financing sources’ and other Persons’ (and their respective Affiliates’) former, current, future general or limited partners, shareholders, Representatives and agents, and any successors or assigns of the foregoing.
“Former Facility” means any real or personal property previously owned, leased or operated, in whole or in part, by an Acquired Company but that is not owned, leased or operated, in whole or in part, by an Acquired Company as of the Closing Date.
“Full Dilution Number” means, on the date of any determination, a number equal to: (a) the total number of Shares outstanding immediately prior to the Effective Time (other than Shares to be canceled pursuant to Section 2.04(a)(i)); plus (b) the total number of Shares issuable upon the exercise in full of all Vested Options outstanding immediately prior to the Effective Time.

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“GAAP” means United States generally accepted accounting principles, consistently applied.
“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental authority, department, court or agency, including any political subdivision thereof.
“Governmental Order” means any ruling, award, decision, injunction, judgment, order, consent order, consent agreement, decree or consent decree entered, issued or made by any Governmental Authority.
“Hazardous Material” means any chemical, substance, material, radioactive material, or waste that is defined as, or deemed to be, a pollutant, contaminant, regulated substance, hazardous or toxic substance or otherwise regulated by, or that may give rise to liability or standards of conduct pursuant to, any Environmental Laws, including without limitation, hazardous wastes under the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. §§6901 et seq., hazardous substances under the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §§9601 et seq., radioactive source, special nuclear or byproduct materials regulated under the Atomic Energy Act and implementing regulations (10 C.F.R. Part 20), petroleum or any fraction or product thereof, asbestos-containing material, or chlorofluorocarbons.
“HSR Act” means the Hart‑Scott‑Rodino Antitrust Improvements Act of 1976, as amended.
“Indebtedness” means, with respect to any Person, without duplication, all monetary obligations (including all obligations in respect of principal, accrued interest, penalties, fees and premiums) of such Person, whether secured or unsecured: (a) for borrowed money; (b) evidenced by notes, bonds, debentures or similar instruments; (c) for capital lease obligations that are required to be capitalized in accordance with GAAP; (d) in respect of amounts drawn under letters of credit and bankers’ acceptances; (e) for the deferred purchase price of property, equity, or services to such Person (including any deferred purchase price or similar consideration, however structured, for the acquisition by such Person of any assets, business or securities, including “earn-outs” and “seller-notes” at the maximum amount payable, but excluding trade payables or accruals incurred in the Ordinary Course of Business); (f) with respect to interest rate, currency or commodity swaps, collars, caps, hedging obligations or any similar contract designed to protect a person against fluctuations in interest rates, currency exchange rates or commodity prices; (g) under any sale and leaseback transaction (irrespective of the tax classification of such sale and leaseback transaction), other than under operating leases, and under or relating to securitization or factoring programs or arrangements; (h) in respect of termination fees, prepayment penalties, “breakage costs” or similar payments associated with the repayment of any such Indebtedness on the Closing Date; (i) in the nature of guarantees of, or assurances to a creditor against, a loss with respect to the obligations described in clauses (a) through (h) above of any other Person; (j) with respect to the Acquired Companies, without duplication of any amount that constitutes a current liability for purposes of the calculation of Closing Working Capital, an amount equal to the aggregate liability for accrued but unpaid income Taxes of the Acquired Companies not yet due and payable (i.e. with respect to which returns have not yet been filed) for taxable periods or portions thereof up to and including the Closing Date; and

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(k) without duplication of any obligations described in clauses (a) through (j) above, amounts set forth on Exhibit H hereto; provided, however, that Indebtedness will not include (i) any of the foregoing between or among the Acquired Companies or (ii) any amounts included in Closing Working Capital or Transaction Expenses. For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless in any case such Indebtedness is expressly made non-recourse to such Person in the Contractual Obligations relating to such Indebtedness.
“Intellectual Property” means all rights in or to the following anywhere in the world, whether registered or unregistered: (i) patents, and patent applications, (ii) trademarks, service marks, trade dress and trade names, and other identifiers of source or origin, all goodwill associated therewith and all registrations and applications therefor, (iii) copyrights, copyright registrations and applications, (iv) Internet domain names, (v) databases, software and applications (whether in source code, object code or any other form), (vi) inventions, discoveries, confidential or proprietary information (including processes, formulations and compositions), trade secrets, and know how, and (vii) all other intellectual property rights and similar forms of protection, in each case, to the extent protectable by Applicable Law.
“Knowledge of Buyer,” “Buyer’s Knowledge” or any other similar knowledge qualification with respect to Buyer in this Agreement means the knowledge, after reasonable investigation of the President and Chief Executive Officer, the Chief Financial Officer or the General Counsel of Buyer.
“Knowledge of the Company,” “the Company’s Knowledge” or any other similar knowledge qualification with respect to the Company in this Agreement means the knowledge, after reasonable investigation, of Michael C. Patton, Scott L. O’Melia, Graham J. Sayers, Greg Cottrell, Brian Janki, Mark Butryn, Craig Rollins, Rick Moreland, John Grinnell or Dean Adelman.
“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance in respect of such property or asset; provided, however, that the term “Lien” will not be deemed to include any non-exclusive license of Intellectual Property granted in the Ordinary Course of Business.
“Lower WC Collar” means an amount equal to the Target Working Capital minus $5,000,000.
“Marketing Period” shall mean the first period of 10 consecutive Business Days commencing after January 7, 2019, which period shall commence on the date the Company shall have delivered to Buyer Required Information that will meet the definition of Required Information for the entire 10 Business Day period; provided, that the Marketing Period shall end on any earlier date on which the Debt Financing is consummated; provided, further, that if the Marketing Period has not ended prior to August 16, 2019, then it may not commence prior to September 3, 2019. If at any time after January 7, 2019, the Company shall in good faith believe that it has provided the Required Information, it may deliver to Buyer a written notice to that effect (stating when it believes it completed such delivery), in which case the 10 consecutive Business Day period will be deemed to have commenced as of the date of delivery of such notice, unless Buyer in good faith reasonably believes the Company has not completed the delivery of the Required Information and, within three

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Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with specificity which Required Information the Company has not delivered); provided, that it is understood that the delivery of such written notice from Buyer to the Company will not prejudice the Company’s right to assert that the Required Information has in fact been delivered. Notwithstanding anything in this definition of “Marketing Period” to the contrary, the Marketing Period shall not commence or be deemed to have commenced if, after the date hereof and prior to the completion of such 10 consecutive Business Day period: (i) the Company’s independent accountant shall have withdrawn its audit opinion with respect to the Company’s most recent annual audited financial statements included in the Required Information or (ii) the Company indicates its intent to restate any historical financial statements of the Company included in the Required Information.
“Material Adverse Effect” means any event, change, occurrence, state of facts, condition, circumstance, development or effect that, individually or in the aggregate: (a) has or would reasonably be expected to have a material adverse effect on the Business, financial condition or results of operations of the Acquired Companies, taken as a whole; or (b) would or would reasonably be expected to have a material adverse effect on the ability of the Acquired Companies to consummate the Merger; provided, however, that the term “Material Adverse Effect” will not include any event, change, occurrence, state of facts, condition, circumstance, development or effect to the extent that it is or results from any of the following: (i) changes in general business or economic conditions, or events or conditions generally affecting the industries in which the Acquired Companies operate (except to the extent that the Acquired Companies, taken as a whole, or the Business are materially disproportionately affected thereby relative to other industry participants); (ii) changes in Applicable Laws or interpretations thereof by any Governmental Authority; (iii) changes in financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index, changes in interest rates and changes in the availability of debt financing), or international tariffs, trade policies, agreements or initiatives; (iv) changes in GAAP; (v) national or international political or social conditions, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States (except to the extent that the Acquired Companies, taken as a whole, or the Business are materially disproportionately affected thereby relative to other industry participants); (vi) pandemics, earthquakes, hurricanes, tornados, fires or other natural disasters; (vii) the taking of any action required by this Agreement or the other agreements contemplated hereby or the announcement or disclosure of this Agreement, the other agreements contemplated hereby or the Contemplated Transactions (it being understood that the exception in this clause (vii) shall not be deemed to apply to the representations contained in Section 3.03, Section 3.12(g) or Section 3.14(b) or for purposes of determining whether a Material Adverse Effect has occurred under Section 8.02(a) insofar as it relates to Section 3.03, Section 3.12(g) or Section 3.14(b)); (viii) matters that arise from any actions or omissions of Buyer or its Affiliates; (ix) any change resulting or arising from the identity of, or any facts or circumstances uniquely relating to, Buyer, MergerSub or any of their respective Affiliates; (x) any change or prospective change in the Company’s credit ratings in and of itself (but the underlying causes of such change may be considered); (xi) any failure to meet any internal

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or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position in and of itself (but the underlying causes of such failure may be considered); (xii) matters that arise from (w) the existing audit or investigation as disclosed under Schedule 3.12(b) and Schedule 3.12(d), (x) any matter as disclosed under Schedule 3.03(a)(i) or (y) any action taken or claim brought by any regulator referenced in Schedule 3.12(b), Schedule 3.12(d) or Schedule 3.03(a)(i); or (xiii) any matter that arises from information obtained pursuant to the site visits and telephone interviews addressed in the second parenthetical in Section 5.02(a) (Environmental Site Visits).
“Option” means an option to purchase Shares pursuant to the Equity Incentive Plan.
“Optionholder” means each holder of Options immediately prior to the Closing.
“Ordinary Course of Business” means the ordinary course of the Business, consistent with past practices.
“Organizational Documents” means, with respect to any Person (other than a natural person), the certificate or articles of incorporation or organization of such Person and any limited liability company, operating or partnership agreement, by-laws or similar documents or agreements relating to the legal organization of such Person.
“Per Option Closing Consideration” means, with respect to each Share issuable upon the exercise of a Vested Option outstanding immediately prior to the Effective Time, an amount in cash equal to: (a) the Per Share Closing Consideration; minus (b) the per share exercise price of such Vested Option.
“Per Share Closing Consideration” means an amount in cash equal to: (a) the sum of (i) the Aggregate Closing Merger Consideration; plus (ii) the aggregate exercise prices of all Vested Options that are outstanding and exercisable immediately prior to the Effective Time; divided by (b) the Full Dilution Number.
“Per Share/Option Additional Consideration” means: (a) all amounts, if any, paid to the Sellers pursuant to Section 2.12(f) and/or Section 10.10(c); divided by (b) the Full Dilution Number.
“Permit” means, with respect to any Person, any license, franchise, permit, authorization, approval or certificate issued by, or otherwise granted by, any Governmental Authority to which or by which such Person is subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.
“Permitted Liens” means: (a) statutory Liens for Taxes, special assessments or other governmental and quasi-governmental charges not yet due and payable or the amount or validity of which is being contested in good faith and for which an adequate reserve has been established and reflected in accordance with GAAP; (b) landlords’, warehousepersons’, mechanics’, materialmens’, carriers’, Liens to secure claims for labor, material or supplies and other similar Liens that relate to obligations not due and payable and arise in the Ordinary Course of Business; (c) Liens incurred or deposits or pledges made in connection with, or to secure payment of, workers’

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compensation, unemployment insurance, old age pension programs mandated under Applicable Laws or other social security regulations incurred in the Ordinary Course of Business (other than for payment of borrowed money); (d) zoning, building, entitlement and other land use regulations or restrictions to the extent the foregoing have not been violated in any material respect; (e) easements, rights of way and other imperfections of title, encumbrances or matters that would be disclosed by an accurate survey or inspection or that, in each case, individually or in the aggregate, do not materially interfere with the use of the property related thereto or the operation of the Business, in each case consistent with past practice; and (g) restrictions on the ownership or transfer of securities arising under Applicable Laws.
“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.
“Pro Rata Portion” means: (a) with respect to a Stockholder (in its capacity as such), the number of Shares held by him, her or it divided by the Full Dilution Number; and (b) with respect to an Optionholder (in its capacity as such), the number of Vested Options held by him, her or it divided by the Full Dilution Number.
“Proceeding” means any claim, cause of action, audit, litigation, suit, charge, assessment, arbitration, binding mediation, investigation or other legal proceeding by or before, or otherwise involving, any Governmental Authority.
“Recalculated Consideration” means the Aggregate Closing Merger Consideration, as such amount would be calculated using each of the Closing Working Capital, Closing Debt Amount, Closing Transaction Expenses Amount, the Transaction Tax Benefits and Closing Cash Balance, as finally determined pursuant to Section 2.12 and as set forth in the Final Closing Statement.
“Representative” means, with respect to any Person, any director, officer, employee, manager, consultant, or professional advisor of such Person, including legal counsel, accountants and financial advisors.
“Restricted Cash” shall have the meaning ascribed thereto in the Accounting Policies.
“Schedules” means the definitive disclosure schedules delivered by the Company to Buyer concurrently with or before the execution and delivery of this Agreement.
“SEC” means the United States Securities and Exchange Commission.
“Sellers” means each Stockholder and each Optionholder.
“Sellers’ Representative Escrow Account” means a separate account established in accordance with the terms in the Sellers’ Representative Escrow Agreement, which will hold the Sellers’ Representative Fund Amount, and all interest and other amounts earned thereon, in escrow pursuant to the Escrow Agreement.

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“Sellers’ Representative Escrow Agreement” means an escrow agreement substantially in the form of Exhibit E attached hereto, which will be executed by the Escrow Agent and the Sellers’ Representative at or prior to the Closing.
“Sellers’ Representative Fund Amount” means $1,000,000.
“Shares” means shares of common stock, par value $0.001 per share, of the Company.
“Solvent” means, with respect to any Person, that: (a) the sum of the assets, at a fair valuation, of such Person and its Subsidiaries (on a consolidated basis) and of each of them (on a stand-alone basis) exceeds their respective liabilities; (b) each of such Person and its Subsidiaries (on a consolidated basis) and each of them (on a stand-alone basis) has not incurred and does not intend to incur, and does not believe that it will incur, debts or other liabilities beyond its ability to pay such debts and other liabilities as such debts and other liabilities mature or become due; and (c) each of such Person and its Subsidiaries (on a consolidated basis) and each of them (on a stand-alone basis) has sufficient capital with which to conduct its business.
“Stockholder Approval” means the affirmative vote (in person or by proxy) or written consent of the holders of a majority of the outstanding Shares in favor of the approval and adoption of this Agreement.
“Stockholders” means the holders of Shares immediately prior to the Effective Time (other than the Company or any direct or indirect wholly owned Subsidiary thereof).
“Stockholders Agreement” means the Stockholders Agreement, dated as of May 1, 2013, among the Company and the Sellers party thereto.
“Subsidiary” of any Person means, on any date, any Person of which securities or other ownership interests representing more than fifty percent of the equity or more than fifty percent of the ordinary voting power or, in the case of a partnership, more than fifty percent of the general partnership interests or more than fifty percent of the profits or losses of which are, as of such date, owned, controlled or held by the applicable Person or one or more direct or indirect subsidiaries of such Person.
“Systems” means all the software, software services, hardware, networks, devices, equipment, telecommunications systems and information technology that are material to the operation of the Acquired Companies’ businesses as currently conducted.
“Target Working Capital” means $92,500,000.
“Tax” means any federal, state, local and non-U.S. income, profits, license, severance, occupation, windfall profits, capital gains, capital stock, transfer, registration, franchise, gross receipts, payroll, sales, employment, use, property, real property, personal property, excise, stamp, alternative or add-on minimum or withholding tax imposed by a Taxing Authority, including any interest, penalty or addition thereto.

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“Tax Returns” means returns, reports, forms and information statements required to be filed with a Taxing Authority reporting liability for Taxes.
“Taxing Authority” means any Governmental Authority responsible for the imposition, assessment or collection of any Tax.
“Transaction Documents” means this Agreement (including the Schedules and Exhibits attached hereto), the Paying Agent Agreement and the Escrow Agreement.
“Transaction Expenses” means: (a) all fees and expenses (including such fees and expenses of investment bankers, attorneys, accountants, service providers and other consultants and advisors, but excluding all fees and expenses owed to any Person engaged at the written request of Buyer or its Affiliates) payable by any Acquired Company in connection with the: (i) negotiation, execution and delivery of this Agreement or any other Transaction Document; or (ii) consummation of the Merger or any other Contemplated Transaction (including any fees payable to Bayside Capital, Inc., a Florida corporation (“Bayside”) under the Professional Services Agreement dated as of May 1, 2013, by and among Bayside, the Company and Caraustar Industries, Inc. (the “Professional Services Agreement”) and the Transaction Services Agreement dated as of May 1, 2013, by and among Bayside, the Company and Caraustar Industries, Inc. (the “Transaction Services Agreement”); and (b) any change in control, transaction, sale, retention, success or similar bonuses or amounts payable by any Acquired Company, or due to any current or former employee, director, service provider or independent contractor of any Acquired Company, in connection with the negotiation, execution and delivery of this Agreement or any other Transaction Document or the consummation of the Merger or any other Contemplated Transaction (including the employer portion of any payroll, social security, unemployment or similar Taxes, in each case only to the extent not taken into account in the calculation of Closing Working Capital) and any amounts due and payable, or that may become due and payable, to (i) the Persons set forth on Schedule 1.01(a) and (ii) any person who was granted an award under the Caraustar Industries, Inc. Long Term Incentive Plan, effective as of March 1, 2016; in the case of each of clause (a) and clause (b) above: (I) to the extent unpaid at the Effective Time but incurred by any Acquired Company pursuant to arrangements with the Acquired Company that are in place prior to the Closing; (II) excluding any payment payable as a result of any action taken by Buyer or the Surviving Corporation or any of its Subsidiaries following the Effective Time (other than in the case of (II), the act of acknowledging liability for, or paying, any obligation incurred by any Acquired Company prior to the Effective Time); and (III) excluding any amounts included in Closing Working Capital or Indebtedness.
“Transaction Tax Benefits” means an amount equal to twenty six percent (26%) of the aggregate amount of any Tax deductions that will be available to the Company, the Surviving Corporation or any of their respective Subsidiaries after the Closing Date relating to: (a) any pay down or satisfaction of the Closing Debt Amount; (b) the payment of Transaction Expenses; (c) the aggregate payment of the Per Option Closing Consideration and the Per Share/Option Additional Consideration in respect of the Vested Options; and (d) any other deductible payments attributable to the Contemplated Transactions economically borne by the Sellers.
“Transferred Employee” means each employee of the Acquired Companies so employed as of the Effective Time (including employees not actively at work due to injury, vacation, military

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duty, disability or other authorized leave of absence) who remains an employee of the Surviving Corporation or its Subsidiaries, as applicable, immediately following the Effective Time.
“Upper WC Collar” means an amount equal to the Target Working Capital plus $5.0 million.
“Vested Options” means, collectively, all Options that are outstanding immediately prior to the Effective Time.
(b)    Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
280G Stockholder Value	Section 5.03
401(k) Plans	Section 5.04
Accounting Firm	Section 2.12(e)
Agreement	Preamble
Alternative Financing	Section 5.06(c)
Assets	Section 3.08
Audited Financials	Section 3.05(a)(i)
Buyer	Preamble
Buyer 401(k) Plan	Section 5.04
Buyer Benefit Plans	Section 6.03
Buyer Group	Section 10.04(a)
Buyer Persons	Section 10.14(b)
Certificate of Merger	Section 2.02
Charges	Section 10.10(c)
Closing	Section 2.02
Company	Preamble
Company Intellectual Property	Section 3.10(a)
Company Plan	Section 3.12(a)
Company Registered IP	Section 3.10(c)
Confidentiality Agreement	Section 7.04
Designated Person	Section 10.04(a)
DGCL	Recitals
Disclosed Contracts	Section 3.14(a)
Dispute Notice	Section 2.12(d)
Disqualified Individuals	Section 5.03
Dissenting Shares	Section 2.08
Escrow Property	Section 2.06(a)
Escrow Termination Date	Section 2.06(a)
Estimated Closing Balance Sheet	Section 2.12(a)
Estimated Closing Statement	Section 2.12(a)
Final Closing Statement	Section 2.12(e)
Financials	Section 3.05(a)(ii)

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Term	Section
Improvements	Section 3.09
Interim Financials	Section 3.05(a)(ii)
Labor Agreement	Section 6.06
Leased Real Property	Section 3.09
Material Customer Contract	Section 3.14(a)(i)
Material Supplier Contract	Section 3.14(a)(ii)
Merger	Section 2.01(a)
MergerSub	Preamble
Most Recent Balance Sheet	Section 3.05(a)(ii)
Most Recent Balance Sheet Date	Section 3.05(a)(ii)
Nonparty Affiliate	Section 10.14(b)
Other Regulatory Laws	Section 7.01(b)
Owned Real Property	Section 3.09
Parachute Payment	Section 5.03
Paying Agent	Section 2.07(a)
Paying Agent Agreement	Section 2.07(a)
Payoff Letters	Section 2.06(c)
Proposed Final Closing Statement	Section 2.12(c)
Real Property	Section 3.09
Related Party Transaction	Section 3.16
Required Information	Section 5.05(a)
Sellers’ Representative	Preamble
Sellers’ Representative Fund Property	Section 2.06(b)
Specified Sections	Section 8.02(a)
Surviving Corporation	Recitals
Termination Date	Section 9.01(b)
Transmittal Documents	Section 2.07(b)
Withholding Amount	Section 2.06(e)

Section 1.02    Other Definitional and Interpretive Provisions. Except as otherwise explicitly specified to the contrary herein:
(a)    the words “hereof,” “herein,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular section or subsection of this Agreement and reference to a particular section of this Agreement will include all subsections thereof;
(b)    references to a section, exhibit, annex or Schedule means a section of, or exhibit, annex or Schedule to this Agreement, unless another agreement is specified;
(c)    the captions herein are included for convenience of reference only and will be ignored in the construction or interpretation hereof;
(d)    all exhibits and Schedules attached or annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein, and any capitalized terms used in any exhibit or Schedule but not otherwise defined therein will have the meanings as defined in this Agreement;
(e)    definitions will be equally applicable to both the singular and plural forms of the terms defined, and references to the masculine, feminine or neuter gender will include each other gender;
(f)    the word “including” means including without limitation, and the word “or” shall not be deemed to be exclusive;
(g)    any reference to “$” or “dollars” means United States dollars;
(h)    references to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; and
(i)    references to a particular statute or regulation will include all rules and regulations thereunder and any predecessor or successor statute, rule, or regulation, in each case, as amended or otherwise modified from time to time.
ARTICLE 2
THE MERGER
Section 2.01    The Merger.
(a)    Upon the terms and subject to the conditions hereof, at the Effective Time, MergerSub will be merged with and into the Company in accordance with the DGCL and the DLLCA (the “Merger”), whereupon the separate existence of MergerSub will cease, and the Company will be the Surviving Corporation.
(b)    From and after the Effective Time, the Surviving Corporation will possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions, disabilities and duties of the Company and MergerSub, to the fullest extent provided under the DGCL and the DLLCA.
Section 2.02    Closing; Effective Time. The closing of the Contemplated Transactions and the Merger (the “Closing”) will take place at the offices of Ropes & Gray LLP at 1211 Avenue of the Americas, New York, New York 10036-8704, as soon as practicable, but in no event later than 10:00 a.m. New York time on the later to occur of (x) January 28, 2019 or (y) the second Business Day after the date on which each of the conditions set forth in Article 8 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to their satisfaction or waiver at the Closing) has been satisfied or waived in accordance with Section 10.02, or at such other place, at such other time or on such other date as Buyer and the Company may mutually agree; provided, however, that, subject to the following proviso, if the second Business Day after the date on which the conditions set forth in Article 8 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to their satisfaction or waiver at the Closing) have been satisfied or waived is (x) on or before February 11, 2019 and (y) prior to the third Business Day immediately following the final day of the Marketing Period, the Closing shall occur on the earliest to occur of (a) a date during the Marketing Period specified by Buyer to the Company on not less than four Business Days’ notice, (b) the third Business Day immediately following the final day of the Marketing Period (but not before January 28, 2019) or (c) February 11, 2019; provided, further, however, that, notwithstanding the foregoing proviso, in the event that the Company does not provide the Required Information prior to January 28, 2019, (x) the preceding proviso shall be inapplicable, and (y) if the Marketing Period has not ended prior to the second Business Day after the date on which the conditions set forth in Article 8 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to their satisfaction or waiver at the Closing) have been satisfied or waived, the Closing shall occur (assuming the conditions set forth in Article 8 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to their satisfaction or waiver at the Closing) have been satisfied or waived) on the earliest to occur of (i) a date during the Marketing Period specified by Buyer to the Company on not less than four Business Days’ notice and (ii) the date that is the third Business Day following the final day of the Marketing Period. At the Closing, MergerSub and the Company will cause a certificate of merger (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in accordance with Section 264 of the DGCL and Section 18-209 of the DLLCA. The Merger will become effective as of the Effective Time.
Section 2.03    Certificate of Incorporation; Bylaws; Directors and Officers.
(a)    The certificate of incorporation of the Company in effect at the Effective Time will be the certificate of incorporation of the Surviving Corporation until amended in accordance with Applicable Law and Section 6.05(b).
(b)    The bylaws of the Company in effect at the Effective Time will be the bylaws of the Surviving Corporation until amended in accordance with Applicable Law and Section 6.05(b).
(c)    Not later than five Business Days prior to the Closing Date, Buyer shall provide the Company with a completed version of Exhibit F hereto setting forth the persons who will become, from and after the Effective Time, the directors and officers, respectively, of the Surviving Corporation, until their respective successors are duly elected or appointed or their earlier resignation or removal.
Section 2.04    Conversion of Shares.
(a)    As a result of the Merger, at the Effective Time, except for (i) each Share owned of record by the Company, Buyer, MergerSub or any Acquired Company immediately prior to the Effective Time (each of which will be canceled and retired and will cease to exist without payment of any consideration with respect thereto) or (ii) Dissenting Shares (as defined in Section 2.08), each Share outstanding immediately prior to the Effective Time will be converted into the right to receive an amount in cash equal to the Per Share Closing Consideration plus any Per Share/Option Additional Consideration, without interest. Each Share owned by the Company, Buyer, MergerSub or any direct or indirect wholly owned Subsidiary of the Company, Buyer or MergerSub immediately prior to the Effective Time will be canceled and retired and will cease to exist without payment of any consideration with respect thereto; and
(b)    Each membership interest of MergerSub outstanding immediately prior to the Effective Time will be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted.
Section 2.05    Cancellation of Options. Each Vested Option outstanding immediately prior to the Effective Time will be canceled at, and by virtue of, the Closing, and each Optionholder thereof will be entitled to receive an amount equal to the Per Option Closing Consideration plus any Per Share/Option Additional Consideration for each Vested Option held by such Optionholder.
Section 2.06    Payments to be Made at the Closing.
(a)    Payment of Escrow Amount. At the Effective Time, Buyer will cause the Escrow Amount to be delivered to the Escrow Agent for deposit into the Escrow Account. The Escrow Agent will hold the Escrow Amount, and all interest (if any) and other amounts earned thereon (if any) in escrow pursuant to the Escrow Agreement, and for purposes of this Agreement the “Escrow Property” means, at any given time, the funds contained in the Escrow Account at that time. Buyer will be treated as the owner of the Escrow Property (and related interest and earnings) for income Tax purposes until such amounts are released. The Escrow Amount will be applied by the Escrow Agent in accordance with the terms of the Escrow Agreement to pay amounts owing or payable under Section 2.12, or otherwise disbursed in accordance with the terms of the Escrow Agreement. On the date any payment is due in accordance with Section 2.12(f) (but after the payment is made if due pursuant to Section 2.12(f)(ii)) (the “Escrow Termination Date”), an amount equal to the remaining Escrow Property at such time will be released from the Escrow Account to the Paying Agent for distribution to the Persons who were Sellers immediately prior to the Effective Time in accordance with the terms of the Escrow Agreement.
(b)    Payment of Sellers’ Representative Fund Amount. At the Effective Time, Buyer will cause the Sellers’ Representative Fund Amount to be delivered on behalf of the Sellers to the Escrow Agent for deposit into the Sellers’ Representative Escrow Account. The Escrow Agent will hold the Sellers’ Representative Fund Amount, and all interest and other amounts earned thereon (if any) in escrow pursuant to the Sellers’ Representative Escrow Agreement, and for purposes of this Agreement the “Sellers’ Representative Fund Property” means, at any given time, the funds contained in the Sellers’ Representative Escrow Account at that time.
(c)    Payment of Closing Debt Amount. At the Effective Time, Buyer (on behalf of the Surviving Corporation) will pay the portion of the Closing Debt Amount addressed in the applicable payoff letters (the “Payoff Letters”), as set forth in the Estimated Closing Statement, by wire transfer of immediately available funds to the account or accounts designated in the applicable Payoff Letters.
(d)    Payment of Transaction Expenses Amount. At the Effective Time, Buyer (on behalf of the Surviving Corporation) will pay or, to the extent the Surviving Corporation has sufficient immediately available funds at such time, instruct the Surviving Corporation to pay, the Closing Transaction Expenses Amount, as set forth in the Estimated Closing Statement, by wire transfer of immediately available funds to the accounts designated by the Company.
(e)    Payment to Stockholders and Optionholders. At the Effective Time, Buyer will deliver to the Paying Agent cash in an amount equal to the sum of: (i) (A) the Per Share Closing Consideration multiplied by (B) the number of Shares outstanding immediately prior to the Effective Time, other than Shares being canceled in accordance with Section 2.04(a) and other than Dissenting Shares and (ii) (A) the aggregate Per Option Closing Consideration for each Vested Option minus (B) the aggregate amount of Taxes required to be deducted or withheld thereon, which amount shall be provided by the Company to Buyer prior to the Closing (the “Withholding Amount”). Buyer, the Paying Agent and the Surviving Corporation will satisfy their respective payment obligations under this Article 2. Buyer will pay to the Surviving Corporation the Withholding Amount and cause the Surviving Corporation to promptly remit such amounts to the applicable Taxing authorities through the Surviving Corporation’s payroll system.
Section 2.07    Surrender and Payment.
(a)    Prior to the Effective Time, the Company will appoint Acquiom Financial LLC, or another reputable paying agent to whom Buyer does not have a reasonable objection (the “Paying Agent” and such agreement, in substantially the form of Exhibit C attached hereto, in respect thereof entered into between the Company, Buyer, Sellers’ Representative and the Paying Agent, the “Paying Agent Agreement”) for the purpose of exchanging Certificates for the applicable consideration payable pursuant to this Article 2 and making payments to the Sellers.
(b)    Each Stockholder will be entitled to receive, after surrender to the Paying Agent of his, her or its Certificates, in each case, together with a properly completed letter of transmittal, substantially in the form of Exhibit D attached hereto (the “Transmittal Documents”), for each such Share represented by such Certificate: (i) the Per Share Closing Consideration upon the Closing and (ii) any Per Share/Option Additional Consideration payable in the manner and at the times set forth in this Agreement. Until so surrendered, each such Certificate will represent after the Effective Time for all purposes only the right to receive payment as provided in this Agreement. Each Optionholder shall be entitled to receive from the Paying Agent (i) the Per Option Closing Consideration upon the Closing and (ii) any Per Share/Option Additional Consideration payable in the manner and at the times set forth in this Agreement.
(c)    No later than five Business Days prior to the date on which the Closing is scheduled to occur, the Company will send to each Stockholder Transmittal Documents for use in connection with the Contemplated Transactions. Subject to Section 2.04(b), Section 2.06 and this Section 2.07(c), the Company will direct (and the Surviving Corporation will cause) the Paying Agent to pay, immediately following the Effective Time (or as soon thereafter on the Closing Date as is practicable), to each Stockholder by wire transfer of immediately available funds the aggregate Per Share Closing Consideration such Stockholder is entitled to receive pursuant to Section 2.07(b) (less any applicable withholding Taxes) if such Stockholder has delivered to the Paying Agent properly executed Transmittal Documents, wire transfer instructions and certificates (or affidavits in accordance with Section 2.11) evidencing such Shares of such Stockholders, together with such other documents as may reasonably be required by the Paying Agent.
(d)    After the Effective Time, there will be no further registration of transfers of Shares. All Certificates presented to the Paying Agent, as contemplated by this Section 2.07, will be canceled upon such presentment.
(e)    Any portion of the Aggregate Closing Merger Consideration made available to the Paying Agent pursuant to Section 2.07(a) that remains unclaimed by the Sellers one year after the Effective Time will be returned to the Company, and any Stockholder who has not exchanged its Shares for the applicable portion of the Aggregate Closing Merger Consideration prior to such time and any other Seller who has not otherwise received such Seller’s portion of the Aggregate Closing Merger Consideration, will thereafter look only to the Company for payment thereof without any interest thereon. Any Per Share/Option Additional Consideration made available to the Paying Agent that remains unclaimed by the Sellers one year after the date of such deposit will be returned to the Company, and any Stockholder who has not exchanged its Shares or any other Seller who has otherwise not received such Seller’s aggregate Per Share/Option Additional Consideration prior to such time will thereafter look only to the Company for payment thereof without any interest thereon.
Section 2.08    Dissenting Shares. All Shares issued and outstanding immediately prior to the Effective Time that are held by a Stockholder who did not vote in favor of the Merger or consent thereto in writing and who is entitled to demand, and properly demands, appraisal for such Shares (“Dissenting Shares”) pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL will not be converted into the right to receive the Per Share Closing Consideration and the Per Share/Option Additional Consideration, but instead will be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262 of the DGCL. At the Effective Time, the Dissenting Shares, if any, will no longer be outstanding and will automatically be canceled and will cease to exist, and each holder of Dissenting Shares will cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with the provisions of Section 262 of the DGCL. Notwithstanding the foregoing, if any such Stockholder fails to perfect, withdraws or loses its right to appraisal, the Dissenting Shares held by such Stockholder will be treated as if they had been converted as of the Effective Time into a right to receive the applicable Per Share Closing Consideration and the Per Share/Option Additional Consideration, to be paid as provided in Section 2.07(c).
Section 2.09    Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding Shares occurs by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of Shares, or stock dividend thereon with a record date during such period, or any similar event relating to the Shares, then the applicable amounts payable pursuant to this Agreement will be appropriately adjusted; provided, however, that no such change or event contemplated by this Section 2.09 will give rise to a change to the aggregate amount to be paid by or on behalf of Buyer under this Agreement.
Section 2.10    Withholding Rights. Buyer, the Paying Agent, the Escrow Agent and the Surviving Corporation and any other applicable withholding agent will be entitled to deduct and withhold from the consideration otherwise payable to or for the benefit of any Person pursuant to this Agreement or the Escrow Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax law; provided, however, that the Person intending to withhold will notify such Persons of any amounts otherwise payable to such Persons that it intends to deduct and withhold at least two Business Days prior to the Closing Date (except for any such amounts constituting compensation payable to any employee of the Company or any of its Subsidiaries) and, to the extent that it is determined after the Closing Date that such amounts should be deducted and withheld from the consideration otherwise payable to any Person pursuant to this Agreement or the Escrow Agreement the applicable withholding agent will notify such Persons of any amounts otherwise payable to such Persons that it intends to so deduct and withhold and work with such Persons in good faith to mitigate, reduce or eliminate any such withholding or deduction. All compensatory amounts subject to payroll reporting and withholding payable pursuant to or as contemplated by this Agreement will be payable as promptly as possible through the Surviving Corporation’s payroll in accordance with applicable payroll procedures. Any amounts withheld in accordance with this Section 2.10 will be treated for all purposes of this Agreement and the Escrow Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
Section 2.11    Lost Certificates. If any Certificate is lost, stolen or destroyed, upon the delivery of the aforementioned letter of transmittal and the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the delivery of such other documentation (including an indemnity in customary form) as may be reasonably requested by Buyer, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate the Per Share Closing Consideration and Per Share/Option Additional Consideration, to be paid in respect of each Share represented by such Certificate as contemplated by this Article 2.
Section 2.12    Purchase Price Adjustment.
(a)    Estimated Closing Balance Sheet and Estimated Closing Statement. The Company will prepare in good faith and provide to Buyer no later than four Business Days prior to the anticipated Closing Date: (i) the calculation of the Transaction Tax Benefits; and (ii) an estimated consolidated balance sheet of the Company as of the close of business on the Business Day immediately preceding the Closing Date (the “Estimated Closing Balance Sheet”), together with a written statement setting forth its good faith estimates in reasonable detail of the Closing Working Capital, the Closing Cash Balance, the Closing Transaction Expenses Amount, the Transaction Tax Benefits and the Closing Debt Amount (the “Estimated Closing Statement”), in each case in accordance with the Accounting Policies (to the extent applicable by the terms of the Accounting Policies or the definitions set forth herein). The Company shall also deliver, together with the Estimated Closing Statement and the Estimated Closing Balance Sheet, a certificate signed by an appropriate representative of the Company setting forth the Full Dilution Number (the “Full Dilution Number Certificate”). During the period after the provision of the Estimated Closing Balance Sheet, Estimated Closing Statement and Full Dilution Number Certificate, and prior to the Closing Date, the Company shall consult with Buyer and use its commercially reasonable efforts to provide such information as Buyer may reasonably request with respect to the calculation of the amounts on the Estimated Closing Statement and the Full Dilution Number Certificate. The Company shall in good faith consider any comments of Buyer to the Estimated Closing Statement and the Estimated Closing Balance Sheet and will re-issue the Estimated Closing Statement and the Estimated Closing Balance Sheet with any such revisions that Company has determined in good faith are appropriate after such consideration. The fact that a revision was made or not made pursuant to the foregoing shall not limit the right of the parties to readdress any such item in the Proposed Final Closing Statement in accordance with the other provisions of this Section 2.12.
(b)    Estimated Purchase Price. The Aggregate Closing Merger Consideration and the Per Share Closing Consideration will be calculated using items delivered by the Company to Buyer pursuant to Section 2.12(a).
(c)    Proposed Final Closing Statement. As promptly as possible and in any event within 60 calendar days after the Closing Date, the Company will prepare or cause to be prepared, and will provide to the Sellers’ Representative, a written statement setting forth in reasonable detail its proposed final determination of the Closing Working Capital, the Closing Cash Balance, the Closing Transaction Expenses Amount, the Transaction Tax Benefits and the Closing Debt Amount (the “Proposed Final Closing Statement”). The determination of Closing Working Capital, the Closing Cash Balance, the Closing Transaction Expenses Amount, the Transaction Tax Benefits and the Closing Debt Amount reflected on the Proposed Final Closing Statement will be prepared in accordance with the Accounting Policies (to the extent applicable by the terms of the Accounting Policies or the definitions set forth herein). Buyer will afford, and cause the Company to afford, the Sellers’ Representative and its Representatives reasonable access to the employees and work papers (subject to execution of customary work paper access letters) and other books and records of the Company for purposes of assisting the Sellers’ Representative and its Representatives in their review of the Proposed Final Closing Statement.
(d)    Dispute Notice. The Proposed Final Closing Statement (and the proposed final determinations of the Closing Working Capital, the Closing Cash Balance, the Closing Transaction Expenses Amount, the Transaction Tax Benefits and the Closing Debt Amount reflected thereon) will be final, conclusive and binding on the parties hereto for purposes of this Section 2.12 unless the Sellers’ Representative provides a written notice (a “Dispute Notice”) to Buyer no later than the 20th Business Day after the delivery to the Sellers’ Representative of the Proposed Final Closing Statement. Any Dispute Notice must set forth (i) any item on the Proposed Final Closing Statement that the Sellers’ Representative believes has not been prepared in accordance with this Agreement and (ii) set forth in reasonable detail the basis for any disputed item, together with reasonable supporting documentation and calculations, including Sellers’ Representative’s position as to the correct amount (or, if not then known by Sellers’ Representative, computation) of such disputed item. Any item or amount to which no dispute is raised in the Dispute Notice will be final, conclusive and binding on the parties hereto for purposes of this Section 2.12 on such 20th Business Day.
(e)    Resolution of Disputes. Buyer and the Sellers’ Representative will attempt to promptly resolve the matters raised in any Dispute Notice in good faith. Beginning ten Business Days after delivery of any Dispute Notice pursuant to Section 2.12(d) either Buyer or the Sellers’ Representative may provide written notice to the other that it elects to submit such disputed items to PricewaterhouseCoopers LLP or another nationally recognized independent accounting firm chosen jointly by Buyer and the Sellers’ Representative (the “Accounting Firm”). The parties will instruct the Accounting Firm to promptly, in accordance with such procedures as it deems fair and equitable, review only those unresolved items and amounts specifically set forth and objected to in the Dispute Notice. A single partner of the Accounting Firm selected by such Accounting Firm in accordance with its normal procedures and having expertise with respect to settlement of such disputed items and the industry in which the Company operates will act for the Accounting Firm in the determination proceeding. Each party will be afforded an opportunity to submit a written statement in favor of its position to, and to advocate for its position orally before, such partner of the Accounting Firm. The Accounting Firm will render a written decision with respect to such disputed items, including a statement in reasonable detail of the basis for its decision; provided, however, that the Accounting Firm will be instructed that its calculations with respect to each disputed item must be within the range of values established for such amount as determined by reference to the value assigned to such amount by the Sellers’ Representative and by Buyer in the applicable written submissions to the Accounting Firm. The fees, costs and expenses of the Accounting Firm will be borne by Buyer and the Sellers’ Representative in proportion to the final allocation made by such Accounting Firm of the disputed items weighted in relation to the claims made by the Sellers’ Representative and Buyer, such that the prevailing party pays the lesser proportion of such fees, costs and expenses. For example, should the disputed items total in amount to $1,000 and the Accounting Firm awards $600 in favor of the Sellers’ Representative’s position, sixty percent (60%) of the costs of its review would be borne by Buyer and forty percent (40%) of the costs would be borne by the Sellers’ Representative. The decision of the Accounting Firm with respect to the disputed items of the Proposed Final Closing Statement submitted to it will be final, conclusive and binding on the parties for purposes of this Section 2.12. As used herein, the Proposed Final Closing Statement, as adjusted to reflect any changes agreed to by the parties and the decision of the Accounting Firm pursuant to this Section 2.12, is referred to herein as the “Final Closing Statement”. Each of the parties to this Agreement agrees to cooperate with the Accounting Firm (including by executing a customary engagement letter reasonably acceptable to it) and to cause the Accounting Firm to resolve any such dispute as soon as practicable after the commencement of the Accounting Firm’s engagement.
(f)    Purchase Price Adjustment.
(i)    If the Recalculated Consideration exceeds the Aggregate Closing Merger Consideration, then Buyer will pay or cause to be paid to the Sellers an amount equal to the lesser of (x) the excess, if any, of the Recalculated Consideration minus the Aggregate Closing Merger Consideration and (y) $10,000,000: (A) by depositing with the Paying Agent each Seller’s Pro Rata Portion of such excess (less any Withholding Amount for each Optionholder) and causing the Paying Agent to pay such Pro Rata Portion to each such Seller (less any Withholding Amount for each Optionholder); and (B) causing the Surviving Corporation to promptly remit the foregoing Withholding Amount to the applicable Tax authorities; or
(ii)    if the Aggregate Closing Merger Consideration exceeds the Recalculated Consideration, then Buyer and the Sellers’ Representative will jointly direct the Escrow Agent to transfer to Buyer, or at Buyer’s direction, to the Surviving Corporation, by wire transfer of immediately available funds out of the Escrow Property, the amount (which will not exceed the Escrow Property), if any, equal to excess of the Aggregate Closing Merger Consideration over the Recalculated Consideration; it being understood that, in the event such excess exceeds the balance of the Escrow Account, Buyer will have no recourse against the Sellers with respect thereto and will not seek to satisfy any such adjustment payable to Buyer directly against the Sellers after the Escrow Amount has been exhausted.
(iii)    Following the foregoing payments specified in clauses (i) or (ii), as applicable, Buyer and the Sellers’ Representative will jointly direct the Escrow Agent to release all remaining amounts, if any, in the Escrow Account by (A) depositing with the Paying Agent each Seller’s Pro Rata Portion of such remaining amounts (less any Withholding Amount for each Optionholder), which Buyer or the Surviving Corporation will cause the Paying Agent to pay to each such Seller (less any Withholding Amount for each Optionholder) and (B) depositing with the Surviving Corporation the applicable Withholding Amount with respect to the Optionholders, which the Surviving Corporation shall promptly remit to the applicable Tax authorities; provided, that the Sellers’ Representative may direct any portion of such released amount to be paid to the Sellers’ Representative in accordance with Section 10.10(c).
(g)    Working Capital. The parties hereto acknowledge that the sole purpose of the adjustments set forth in this Section 2.12 with respect to the Closing Working Capital is to adjust for changes in relative levels of Closing Working Capital from the Target Working Capital, and, accordingly, the Closing Working Capital will be calculated using the Accounting Policies applied in a manner consistent with the application of such policies in the calculation of the Target Working Capital and will not take into account any changes in accounting treatment that would be required: (i) under GAAP; or (ii) as a result of any change in plans, intent or strategy of the Acquired Companies or any circumstances or fact arising from or after the Closing Date.
(h)    Payments. Any payment due pursuant to Section 2.12(f) will be made within two Business Days after the final amount thereof has been determined in accordance with this Section 2.12.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
In order to induce Buyer to enter into and perform this Agreement and to consummate the Contemplated Transactions, the Company hereby represents and warrants to Buyer as follows, in each case, except as set forth in the Schedules:
Section 3.01    Organization. The Company is: (a) duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization; and (b) duly qualified or licensed to do business, has the power and authority to own or lease its properties and to conduct the Business as it is now being conducted, and is in good standing in each jurisdiction in which it owns or leases Real Property or where the character of the properties owned, leased or licensed by it or the nature of the Business makes such qualification, licensing or good standing necessary, except where the failure to be so qualified or licensed or in good standing has not had, and would not reasonably be expected to have, a Material Adverse Effect. The Company has made available to Buyer prior to the date hereof true and complete copies of the charter and bylaws, or other applicable Organizational Documents, of the Acquired Companies, each as amended and otherwise in effect. None of the Acquired Companies is in violation of its respective Organizational Documents.
Section 3.02    Power and Authorization. The Company has the requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, and to perform its obligations hereunder and thereunder. Except for the Stockholder Approval, the Company has taken all corporate actions or proceedings required to be taken by or on the part of the Company to authorize and permit the execution and delivery by the Company of this Agreement, the Transaction Documents and the instruments required to be executed and delivered by it pursuant hereto, and the performance by the Company of its obligations hereunder and the consummation by the Company of the Contemplated Transactions. This Agreement has been (and in the case of Transaction Documents to be entered into at or prior to the Closing, will be) duly executed and delivered by the Company, and assuming the due authorization, execution and delivery by each of the other parties hereto or thereto, constitutes (or will constitute) the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by: (a) applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors rights generally; or (b) general principles of equity, whether considered in a proceeding at law or in equity. The Stockholder Approval is the only vote or approval of the holders of any class or series of capital stock of the Acquired Companies that is necessary to adopt this Agreement and approve the Contemplated Transactions.
Section 3.03    No Violation or Approval; Consents. The Company’s Board of Directors has unanimously: (i) adopted a resolution approving this Agreement and declaring its advisability; and (ii) recommended that its stockholders approve and adopt this Agreement, the Merger and other Contemplated Transactions. Except as set forth in Schedule 3.03 or, with respect to clauses (c) and (d) below, as would not reasonably be expected to have a Material Adverse Effect, neither the execution, delivery and performance of this Agreement or the Transaction Documents by the Company nor its consummation of the Contemplated Transactions will:
(a)    require the consent, waiver, approval, order or authorization of, or filing with, any Governmental Authority by or on behalf of the Acquired Companies, other than: (i) required filings under the HSR Act; (ii) required approvals and filings under applicable foreign antitrust and competition laws; and (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware;
(b)    result in a breach or a violation of the Organizational Documents of the Acquired Companies (assuming receipt of Stockholder Approval); or
(c)    result in a breach, violation or termination of, right of termination or acceleration of rights or obligations under, or default under, or require the consent of any third party under, or give rise to the imposition of a Lien (other than Permitted Liens) on any of the assets of the Acquired Companies under any material Contractual Obligation or any Governmental Order to which any Acquired Company is subject; or
(d)    assuming the taking of each action by (including the obtaining of each necessary authorization, consent or approval), or in respect of, and the making of all necessary filings with, Governmental Authorities identified in Section 3.03(a) above, result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, any Applicable Laws to which the Acquired Companies, the Business or any Assets are subject.
Section 3.04    Capitalization of the Acquired Companies.
(a)    The entire authorized capital stock of the Company consists of: (i) 300,000 Shares of which, as of the date of this Agreement, 123,241 Shares are issued and outstanding; and (ii) 25,000 shares of Preferred Stock, par value $0.001 per share, none of which are issued and outstanding. All of the outstanding shares of capital stock of the Company have been duly authorized, validly issued and are fully paid and non-assessable, and have not been issued in violation of any preemptive rights.
(b)    Other than the Options and as set forth in Schedule 3.04(b), there are no outstanding options, warrants or other rights of any Person to acquire any Shares or any other equity securities of, or any equity interests in, any Acquired Company, or securities exercisable or exchangeable for, or convertible into, equity securities of, or equity interests in, any Acquired Company. Schedule 3.04(b) sets forth a complete and accurate list of all Options outstanding, the name of the applicable Optionholder and the price per share at which each such Option is exercisable.
(c)    Schedule 3.04(c) sets forth a complete and accurate list of the name and jurisdiction of organization of each Acquired Company. Neither the Company nor any of its Subsidiaries owns any equity securities of or interests in any Person other than another Subsidiary of the Company. Except as set forth in Schedule 3.04(c), the Company or one or more of its wholly owned Subsidiaries own as of record and beneficially all the issued and outstanding shares of capital stock of each Acquired Company (other than the Company), free and clear of any Liens (other than Permitted Liens and Liens with respect to the items set forth in Schedule 3.07).
(d)    Except as set forth in Schedule 3.04(d): (i) there are no preemptive rights or other similar rights in respect of any equity interests in the Company; (ii) there are no Liens (other than Liens arising under the Credit Agreement) on any equity interests of the Subsidiaries of the Company; (iii) other than the Stockholders Agreement, the Amended and Restated Certificate of Incorporation of the Company and this Agreement, there are no Contractual Obligations to which any Acquired Company is a party relating to the ownership, transfer or voting of any equity interests in any Acquired Company affecting the rights of any holder of the equity interests in any Acquired Company; (iv) except for the Contemplated Transactions, there is no Contractual Obligation, or provision in the Organizational Documents of any Acquired Company, that obligates any Acquired Company to purchase, redeem or otherwise acquire, or make any payment (including any dividend or distribution) in respect of, any equity interest in any Acquired Company; and (v) there are no existing rights with respect to registration under the Securities Act of 1933, as amended, of any equity interests in any Acquired Company.
Section 3.05    Financial Matters.
(a)    Financial Statements. Attached as Exhibit G are true and correct copies of each of the following:
(i)    the audited consolidated balance sheets of the Company as of December 31, 2017 and December 31, 2016, and the related audited consolidated statements of income, cash flow and changes in stockholders’ equity of the Company and its consolidated Subsidiaries for the fiscal year then-ended, accompanied by any notes thereto and the reports of the Company’s independent accountants with respect thereto (collectively, the “Audited Financials”); and
(ii)    the unaudited consolidated balance sheet of the Company as of September 30, 2018 (respectively, the “Most Recent Balance Sheet” and the date thereof, the “Most Recent Balance Sheet Date”) and the related unaudited consolidated statement of income of the Company for the nine months then ended (the “Interim Financials” and, together with the Audited Financials, the “Financials”).
(b)    Compliance with GAAP. The Financials (including any notes thereto) have been prepared in accordance with GAAP, consistently applied, and fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flow for the periods then-ended in accordance with GAAP (subject, in each case, in the case of the Interim Financials, to the absence of statements of cash flows and stockholder equity and footnotes) and to normal year-end and periodic reclassifications and adjustments, which are not material individually or in the aggregate).
(c)    Absence of Undisclosed Liabilities. Except as set forth in Schedule 3.05(c), the Acquired Companies do not have any liabilities that are of a nature required by GAAP to be reflected in a balance sheet or the notes thereto except for: (i) liabilities reflected or reserved against in the Financials; (ii) liabilities incurred in the Ordinary Course of Business since the Most Recent Balance Sheet Date or in contemplation of the Contemplated Transactions or with respect thereto; and (iii) liabilities that have not had, and would not reasonably be expected to have, a Material Adverse Effect.
Section 3.06    Absence of Certain Developments. From the Balance Sheet Date through the date of this Agreement, no Material Adverse Effect has occured. From the Most Recent Balance Sheet Date through the date of this Agreement: (a) the Business has been conducted in all material respects in the Ordinary Course of Business (aside from steps taken in contemplation of the Contemplated Transactions); and (b) the Company has not taken any action that would have required the prior written consent of Buyer under Section 5.01(b) if such action had been taken after the date of this Agreement and prior to the Closing.
Section 3.07    Indebtedness. Schedule 3.07 sets forth an accurate and complete list, as of the Most Recent Balance Sheet Date, of each item of Indebtedness of each Acquired Company (excluding de minimis items not recorded (and not required to be recorded) in the books and records of the Company and its consolidated Subsidiaries), including for each such item, the debtor, the Contractual Obligation governing such item and the principal amount.
Section 3.08    Assets. The Acquired Companies have good title to, or, in the case of property held under a lease or other Contractual Obligation, a valid leasehold interest in, or adequate rights to use, all of its material tangible properties, rights and assets, whether real or personal (collectively, the “Assets”), including all Assets reflected in the Most Recent Balance Sheet or acquired after the Most Recent Balance Sheet Date, except: (a) to the extent the enforceability of any such leases or other Contractual Obligations may be limited by (i) applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors rights generally or (ii) general principles of equity (whether considered in a proceeding at law or in equity); and (b) for Assets that have been sold or otherwise disposed of since the Most Recent Balance Sheet Date in the Ordinary Course of Business. None of the owned Assets is subject to any Lien other than a Permitted Lien.
This Section 3.08 does not relate to Real Property or interests in Real Property, such items being instead the subject of Section 3.09, or to Intellectual Property or interests in Intellectual Property, such items being instead the subject of Section 3.10.
Section 3.09    Real Property. Each parcel of real property owned (“Owned Real Property”) or leased (“Leased Real Property”, and together with the Owned Real Property, collectively, the “Real Property”) by each Acquired Company is set forth in Schedule 3.09, along with its location. With respect to the Leased Real Property, the Acquired Companies have made available to Buyer true and complete copies of the leases relating to such Leased Real Property and all extensions, amendments and other modifications, if any, thereof, and any material subordination and nondisturbance agreements relating thereto. The Acquired Companies have valid leasehold interests in such Leased Real Property. Except as set forth in Schedule 3.09, none of the Leased Real Property is occupied by any Acquired Company pursuant to a sublease. There is no pending or, to the Company’s Knowledge, threatened in writing any eminent domain taking, affecting any of the Owned Real Property or other suits, actions or proceedings materially affecting the Owned Real Property. With respect to each lease pursuant to which an Acquired Company leases Leased Real Property: (a) the lease is in all material respects a legal, valid, binding and enforceable agreement of the applicable Acquired Company and is in full force and effect, except as the enforceability thereof may be limited by; (i) applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors rights generally; or (ii) general principles of equity, whether considered in a proceeding at law or in equity; (b) neither any Acquired Company nor, to the Company’s Knowledge, any other party to the lease has repudiated any material provision thereof or is in material breach or default under such lease; (c) there are no material disputes, actions, suits, oral agreements or forbearance programs in effect as to the lease; and (d) the Acquired Companies have not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any material interest in the lease, except, in the case of the foregoing clauses (a) through (d), as would not individually, or in the aggregate, reasonably be expected to have a Material Adverse Effect. With respect to each Owned Real Property of the Acquired Companies, except as set forth in Schedule 3.09, the Acquired Companies have valid and insurable title, free and clear of all Liens except Permitted Liens and other than the right of Buyer pursuant to this Agreement, and no Acquired Company has granted any outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or leased or otherwise granted the right to occupy any such Owned Real Property or material portion thereof to any third Person. The Acquired Companies have implemented maintenance and repair practices with respect to their buildings, improvements, fixtures, building systems and equipment and the components thereof located on the Real Property that are in all material respects consistent with good industry practice, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect. Within the last 12 months, no Acquired Company has received written notice from any Governmental Authority or other Person that the use and occupancy of any of the Real Property, as currently used and occupied, violates in any material respect any building codes, zoning, subdivision or other land use or similar laws.
Section 3.10    Intellectual Property.
(a)    The Acquired Companies own, license or have the right to use all material Intellectual Property used in the operation of their businesses as currently conducted, free and clear of all Liens other than Permitted Liens (the “Company Intellectual Property”), and all Systems.
(b)    To the Knowledge of the Company, the operation of the Acquired Companies’ businesses as currently conducted or the Acquired Companies’ products or services do not infringe, misappropriate or violate the Intellectual Property of any other Person. To the Knowledge of the Company, no Person is infringing, misappropriating or violating any Company Intellectual Property. As of the date of this Agreement, there is no material Proceeding (including any challenge to the validity, enforceability, registrability, use or ownership of any Company Intellectual Property) pending or, to the Company’s Knowledge, threatened, in writing, against any Acquired Company (including in the form of offers to take a license).
(c)    Schedule 3.10(c) sets forth a complete and accurate list of all issued patents, patent applications, registered copyrights, Internet domain names, and registered trademarks and service marks and applications therefor, in each case, that are owned by the Acquired Companies (the “Company Registered IP”). All Company Registered IP that is material to the Acquired Companies is subsisting and, to the Knowledge of the Company, valid and enforceable.
(d)    To the Knowledge of the Company, no current or former employee or consultant of any Acquired Company owns any right in or to any Company Intellectual Property.
(e)    The Acquired Companies have taken commercially reasonable actions consistent with industry practice to protect their Intellectual Property and confidential information.
(f)    The Acquired Companies take commercially reasonable actions to maintain and protect the integrity, security and operation of their Systems. The Acquired Companies have disaster recovery plans materially consistent with industry practice. To the Knowledge of the Company, there have been no intrusions or breaches of any of the Acquired Companies’ Systems in the last two years that would require the Acquired Companies to notify any Governmental Authorities customers or employees of such intrusion or breach or that was or would reasonably be expected to be material to the Business.
(g)    The Acquired Companies maintain and comply with policies and procedures with respect to data security and privacy, and maintain administrative, technical and physical safeguards materially consistent with standard industry practice. The Acquired Companies materially comply with all Applicable Laws and Contractual Obligations relating to data privacy and security and are not subject to any pending or, to the Company’s Knowledge, threatened, in writing, claims relating to data privacy or security breaches.
This Section 3.10 contains the sole and exclusive representations and warranties of the Acquired Companies with respect to all matters relating to Intellectual Property.
Section 3.11    Tax Matters. Except as set forth in Schedule 3.11:
(a)    Each Acquired Company has timely filed, or has caused to be timely filed on its behalf (after giving effect to extensions), all Tax Returns required to be filed by it, and all such Tax Returns are true, correct and complete in all respects. All Taxes owed by the Acquired Companies that are due and payable (whether or not shown on any Tax Return) have been timely paid in full (after giving effect to extensions). There are no Liens with respect to Taxes upon any Asset other than Permitted Liens.
(b)    All Taxes required to have been withheld and paid in connection with amounts paid by the Acquired Companies to any employee have been withheld and paid to the appropriate Taxing Authority.
(c)    No Proceeding concerning Taxes of the Acquired Companies has been raised by a Taxing Authority that would reasonably be expected to result in Tax liability.
(d)    No claim has ever been made by a Taxing Authority in a jurisdiction where any of the Acquired Companies does not file Tax Returns that an Acquired Company is or may be subject to taxation by that jurisdiction.
(e)    No Acquired Company has: (i) agreed to any waiver of any statute of limitations in respect of Taxes (other than any waiver which is no longer in effect); or (ii) consented to extend the time, or is the beneficiary of any extension of time, in which any Tax may be assessed or collected by any Taxing Authority (other than any extension which is no longer in effect).
(f)    No Acquired Company has ever been a member of an “affiliated group” within the meaning of Code Section 1504(a) filing a consolidated federal income Tax Return (other than such an “affiliated group” with respect to which the Company was the common parent) or any similar provision of state, local or foreign law.
(g)    No Acquired Company is liable for any amount of Taxes of any other Person (other than an Acquired Company) pursuant to Treasury Regulation 1.1502-6 (or any similar provision of Applicable Law) or as a transferee or successor.
(h)    No Acquired Company is party to or bound by any Tax sharing agreement providing for the allocation of Taxes among members of an affiliated, consolidated, combined or unitary group, other than any such agreement as to which only the Acquired Companies are party.
(i)    No Acquired Company has distributed stock of another corporation nor has had its stock distributed by another corporation in a transaction that was governed, or purported or intended to be governed, in whole or in part, by Section 355 of the Code or any similar provision of state, local or foreign Tax law.
(j)    The Company has not been a United States real property holding company within the meaning of Code Section 897(c)(2) during the period specified in Code Section 897(c)(1)(A)(ii).
(k)    No Acquired Company has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4.
(l)    Except as set forth on Schedule 3.11(l), no Acquired Company (i) is a “controlled foreign corporation” as defined in Code Section 957, (ii) is a “passive foreign investment company” within the meaning of Code Section 1297, or (iii) has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.
(m)    No Acquired Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (iii) "closing agreement" as described in Code Section 7121 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) executed on or prior to the Closing Date, (iv) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) in each case in existence on or prior to the Closing Date, (v) installment sale or open transaction disposition made on or prior to the Closing Date, or (vi) election under Code Section 108(i) made on or prior to the Closing Date.
(n)    The charges, accruals, and reserves with respect to Taxes on the respective books of the Acquired Companies are adequate (determined in accordance with GAAP) and are at least equal to the Acquired Companies' liability for Taxes. There exists no proposed tax assessment against any Acquired Company except as disclosed in the Most Recent Balance Sheet or Schedule 3.11.
Nothing in this Agreement shall be construed as providing a representation or warranty with respect to the existence, amount, sufficiency, expiration date or limitations on (or availability of) any net operating loss or other Tax attribute (including methods of accounting) of any Acquired Company.
Section 3.12    Employee Benefit Plans.
(a)    Company Plans. Schedule 3.12(a) sets forth a complete and accurate list of all material Employee Plans that the Acquired Companies sponsor or maintain, or to which any Acquired Company contributes or is obligated to contribute, or that cover the current or former employees, directors or consultants of the Acquired Companies and for which the Acquired Companies have any liability (each a “Company Plan”). With respect to each Company Plan, the Acquired Companies have made available to Buyer accurate and complete copies of each of the following: (i) the plan document together with all amendments thereto, and any trust agreements or other funding instruments; (ii)  the most recent summary plan descriptions, other written descriptions or employee handbooks; (iii) in the case of any plan that is intended to be qualified under Code Section 401(a), the most recent determination or opinion letter from the IRS; (iv) in the case of any plan for which Forms 5500 are required to be filed, the most recently filed Form 5500, attached schedules and audited financial statements; and (v) in the case of any plan subject to Title IV of ERISA, the most recent actuarial valuation report.
(b)    Plan Qualification; Plan Administration. (i) Each Company Plan that is intended to be qualified under Section 401(a) of the Code has received or filed for or is entitled to rely on a favorable determination or opinion letter to the effect that the form of such plan is so qualified or the applicable period for requesting such determination or opinion has not yet expired, and each related trust that is intended to be exempt from federal income tax pursuant to Section 501(a) of the Code has received a determination letter or opinion letter that it is so exempt or may rely on the volume submitter or prototype plan letter of the applicable plan sponsor, and the Acquired Companies have not taken, or failed to take, any action that would reasonably be expected to result in the revocation of such letter or the failure to obtain such qualification or exemption; (ii) except as would not reasonably be expected to be material to the Acquired Companies, each Company Plan has been administered in compliance in all material respects with its terms and all Applicable Laws, including ERISA and the Code, as applicable; and (iii) except as would not reasonably be expected to be material to the Acquired Companies, the requirements of Part 6 of Subtitle B of Title I of ERISA and of Section 4980B of the Code have been met with respect to each Company Plan that is a welfare benefit plan within the meaning of Section 3(1) of ERISA and is subject to such provisions. As of the date of this Agreement, there is no pending or, to the Company’s Knowledge, threatened material Proceeding relating to a Company Plan or any trust related thereto, other than routine claims for benefits provided for by the Company Plans.
(c)    All Contributions and Premiums Paid. Except as would not reasonably be expected to be material to the Acquired Companies, all required contributions, assessments and premium payments on account of each Company Plan, determined in accordance with each Acquired Company's regular funding and accrual practices, have been timely paid by the applicable due date or accrued in accordance with GAAP.
(d)    Claims. With respect to each Company Plan, there are no existing (or, to the Company’s Knowledge, threatened) Proceedings involving any Acquired Company.
(e)    No Liability. Except, in each case, as set forth in Schedule 3.12(e), no Company Plan is subject to Title IV of ERISA or Section 412 of the Code and, except as disclosed in Schedule 3.12(e), the Acquired Companies: (i) do not have any material liability under Title IV of ERISA with respect to any Employee Plan of any corporation, trust, partnership or other entity that would be considered as a single employer with any Acquired Company under Section 4001(b)(1) of ERISA or Section 414(b) or Section 414(c) of the Code; (ii) have not within the preceding six years maintained, contributed to or had any obligation or liability with respect to an Employee Plan subject to Title IV of ERISA or Section 412 of the Code, including by participating in any “multiemployer plan” as defined in Section 4001(a)(3) or Section 3(37) of ERISA; and (iii) have no current obligation to make withdrawal liability payments with respect to any Company Plan that is a multiemployer plan, within the meaning of Section 4001(a)(3) or Section 3(37) of ERISA.
(f)    Retiree Benefits; Certain Welfare Plans. Except as set forth in Schedule 3.12(f), other than as required under Section 601 et seq. of ERISA or Section 4980B of the Code, no Company Plan that is a welfare benefit plan within the meaning of Section 3(1) of ERISA provides benefits or coverage following retirement or other termination of employment.
(g)    Effect of Contemplated Transactions. Except as set forth on Schedule 3.12(g) and except as contemplated in this Agreement, neither the execution of this Agreement nor the consummation of the Contemplated Transactions will, alone or together with any other event or events, (A) entitle any current or former employee, director, independent contractor, officer or other individual service provider of any of the Acquired Companies to severance pay, change in control, retention or other bonus payments or a material increase in any such payments upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting of, increase the amount of, require the Acquired Companies to fund, or otherwise create a right to any material compensation due to any such current or former employee, director, independent contractor, officer or other individual service provider, (C) result in the forgiveness of any loan by the Acquired Companies to any such current or former employee, director, independent contractor, officer or other individual service provider, or (D) result in any payments that, individually or in combination with any other such payment, would not be deductible under Section 280G of the Code.
(h)    No Prohibited Transactions. To the Knowledge of the Company, no “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) has occurred that involves the assets of any Company Plan or would subject the Acquired Companies or their respective employees, a trustee, administrator or other fiduciary of any trust created under any Company Plan, to material tax or sanctions on prohibited transactions imposed by Section 4975 of the Code or Title I of ERISA.
(i)    Section 409A Compliance. Each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code and applicable regulations) with respect to any service provider to the Acquired Companies materially complies with and has been operated in material compliance with the requirements of Code Section 409A and regulations promulgated thereunder, to the extent applicable.
(j)    Affordable Care Act Compliance. Since January 1, 2015, the Acquired Companies have offered each full-time employee (as defined in the Affordable Care Act (“ACA”) the opportunity to enroll in affordable health insurance coverage that provides minimum value, in each case, to the extent determined by the applicable Acquired Company to be reasonably required under the ACA. The Acquired Companies have maintained adequate records evidencing in all material respects the offers of such coverage and have complied with applicable information reporting requirements under the Code with respect to such offers of coverage.
Section 3.13    Environmental Matters. Except as set forth in Schedule 3.13 or as disclosed in the Environmental Reports (it being understood and agreed that the only items deemed disclosed for purposes hereof from the Environmental Reports are items in the executive summaries, including any items identified as Recognized Environmental Conditions (“RECs”), Historical RECs and Controlled RECs): (a) the Acquired Companies are in compliance in all material respects with all Environmental Laws applicable to them; (b) each Acquired Company has all material Permits required under applicable Environmental Laws for its operations and there is no pending, or to the Company's Knowledge, threatened, Proceeding by a Governmental Authority to revoke, suspend, cancel, or modify, any such Permit, and each Acquired Company is in material compliance with the respective requirements of such Permits; (c) there is not now pending or, to the Company’s Knowledge, threatened, any Proceeding, Governmental Order, notice of violation or written request for information by a Governmental Authority against any Acquired Company that has not been resolved in connection with any past or present noncompliance with, or liability under, Environmental Laws; (d) to the Company’s Knowledge, none of the Real Property set forth in Schedule 3.09 and no Former Facility has been contaminated by any Hazardous Material discharged or disposed of by any Acquired Company so as to give rise to liabilities under Environmental Law that have had or would reasonably be expected to have a Material Adverse Effect; (e) no Acquired Company has contractually retained any unresolved material liability with regard to a Former Facility for violations of Environmental Laws or for the investigation or remediation or abatement of Hazardous Materials; (f) no Acquired Company has received any notice of material liability or potential material liability or written request for information under the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §§9601 et seq. or substantially similar state Environmental Laws that has not been resolved for the arranging for the disposal or treatment, or arranging with a transporter for the transport for disposal or treatment, of Hazardous Materials at a facility not owned or operated by an Acquired Company. This Section 3.13 sets forth the sole and exclusive representations and warranties of the Company with respect to matters relating to Environmental Laws or Hazardous Materials.
Section 3.14    Contracts.
(a)    Contracts. Schedule 3.14 sets forth a complete and accurate list of all Contractual Obligations of the Acquired Companies of the types described below that are in effect on the date of this Agreement (the “Disclosed Contracts”):
(i)    each Contractual Obligation (or group of related Contractual Obligations) that resulted in net revenues to the Acquired Companies in excess of $10,000,000 for the twelve-month period ended on the Most Recent Balance Sheet Date (such obligation, a “Material Customer Contract”);
(ii)    each Contractual Obligation (or group of related Contractual Obligations) for the purchase of products or services from a supplier to the Acquired Companies with costs in excess of $10,000,000 for the twelve-month period ended on the Most Recent Balance Sheet Date (such obligation, a “Material Supplier Contract”);
(iii)    each Contractual Obligation that prohibits any of the Acquired Companies from competing with any Person or otherwise freely engaging in business anywhere around the world;
(iv)    each material partnership or joint venture agreement to which any Acquired Company is party;
(v)    each Contractual Obligation under which any Acquired Company has permitted any material Asset to become encumbered by a Lien (other than by a Permitted Lien);
(vi)    each Contractual Obligation of the Acquired Companies providing for the employment of any employee whose annual base compensation in 2017 exceeded $150,000 per year;
(vii)    each Contractual Obligation of the Acquired Companies providing for the engagement of any individual independent contractor whose annual base compensation in 2017 exceeded $200,000 per year;
(viii)    each collective bargaining agreement or other Contractual Obligation with any labor union or other employee representative body;
(ix)    each Contractual Obligation, including options, to sell or lease (as lessor) any Real Property of any Acquired Company for an amount in excess of $1,000,000 for the twelve-month period ended on the Most Recent Balance Sheet Date;
(x)    each Contractual Obligation pursuant to which any Acquired Company has agreed to acquire or purchase all or a material portion of a business (whether by merger, asset purchase, purchase of Equity Securities or any other similar transaction) since January 1, 2015;
(xi)    each Contractual Obligation that provides for an “earn-out” or similar deferred consideration in respect of an acquisition that are outstanding as of the date of this Agreement and each Contractual Obligation relating to the acquisition or disposition by the Acquired Companies of any line of business under which the Acquired Companies have any material outstanding executory covenants or other material outstanding obligations;
(xii)    each Contractual Obligation that obligates the Acquired Companies to make any capital commitment or expenditure in excess of $2,500,000;
(xiii)    each Contractual Obligation (other than purchase orders entered into in the Ordinary Course of Business) pursuant to which any Acquired Company has agreed to acquire any Real Property for an amount in excess of $1,000,000 for the twelve-month period ended on the Most Recent Balance Sheet Date;
(xiv)    each Material Customer Contract and Material Supplier Contract that contains a change of control (or equivalent) provision for which Buyer or any Acquired Company would reasonably be expected to lose or otherwise forfeit any material benefit of such Contractual Obligation, or would have increased material obligations or material liabilities under such Contractual Obligation, upon the consummation of the Contemplated Transactions; and
(xv)    each material Contractual Obligation that (A) grants any Person other than any Acquired Company any (i) “most favored nation” rights, or (ii) exclusive rights or rights of first refusal or rights that limit the ability of any Acquired Company to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or businesses or (B) includes a “take-or-pay” clause.
(b)    The Company has made available to Buyer accurate and complete copies of each Disclosed Contract, in each case, as amended or otherwise modified and in effect. As of the date of this Agreement: (i) each Disclosed Contract is in full force and effect and is a valid and binding agreement of each Acquired Company party thereto, enforceable against such Acquired Company and, to the Company’s Knowledge, any other Person party to such Contractual Obligation in accordance with its terms and, subject to obtaining any necessary consents disclosed in Schedule 3.14, will continue to be in full force and effect and so enforceable following the consummation of the Contemplated Transactions without any penalty, acceleration, termination, repurchase right or other adverse consequence, in each case resulting from the consummation of the Contemplated Transactions, except as the enforceability thereof may be limited by: (A) applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors rights generally; or (B) general principles of equity, whether considered in a proceeding at law or in equity; and (ii) the Acquired Companies are not, and, to the Company’s Knowledge, no other party to any Disclosed Contract is, in material breach or violation of, or default under, or has repudiated any material provision of, any Disclosed Contract. To the Company’s Knowledge (x) there are no material disputes pending under any such Disclosed Contract, and (y) no Acquired Company has received any notice from any other party to any such Disclosed Contract of such party’s intent to terminate any such Disclosed Contract.
Section 3.15    Compliance with Applicable Laws. Except as set forth in Schedule 3.15, since January 1, 2016, each Acquired Company has been and is in compliance with all Applicable Laws in all material respects, and the Acquired Companies have been and are the authorized legal holders of all material Permits of and from, and have made all material declarations, registrations and filings with, all Governmental Authorities necessary for the lawful conduct of the Acquired Companies’ respective Businesses as presently conducted.
Section 3.16    Related Party Transactions. Except as set forth in Schedule 3.16, no Seller or officer or director (or the equivalent) of any Acquired Company or, to the Company’s Knowledge, any Affiliate or member of the immediate family of any of the foregoing, is a party to any material Contractual Obligation or transaction (each a “Related Party Transaction”) with any Acquired Company other than: (a) with respect to the payment of compensation to officers and directors (or the equivalent) or employees; (b) agreements and transactions solely between two or more Acquired Companies and (c) commercial transactions entered into in the ordinary course of business and on arm’s length terms. There are no outstanding amounts payable to or receivable from, or advances by, any Acquired Company to any officer, employee or director (or the equivalent) of any Acquired Company or, to the Company’s Knowledge, any Affiliate or member of the immediate family of the foregoing (excluding, in all cases, any loans under any 401(K) plans). To the Company’s Knowledge, no Related Party Transaction between H.I.G. Capital or any Affiliate of H.I.G. Capital, on the one hand, and any Acquired Company, on the other hand, (other than commercial transactions entered into with portfolio companies of investment funds affiliated with H.I.G. Capital that comply with clause (c) above) will continue in effect from and after the Closing; provided that either the indemnification provisions set forth in the Transaction Services Agreement and the Professional Services Agreement shall continue to apply or the parties shall agree upon a mutual release with respect thereto.
Section 3.17    Labor Matters. Except as set forth in Schedule 3.17, (a) there are no material unfair labor practice charges, arbitrations, grievances or other similar labor-related claims or complaints pending, or to the Company’s Knowledge, threatened, against the Acquired Companies; (b) there is no work slowdown, lockout, stoppage, picketing or strike pending or, to the Company’s Knowledge, threatened, by or with respect to any employee of any Acquired Company; (c) no employee of any Acquired Company is represented by a labor union with respect to his or her employment with any Acquired Company; (d) no Acquired Company is party or otherwise subject to any collective bargaining agreement or other similar labor union contract; and (e) to the Knowledge of the Company, no organizational effort is presently underway or threatened by or on behalf of any labor union to organize any employees of any Acquired Company. Each of the Acquired Companies is in compliance in all material respects with Applicable Laws respecting employment and employment practices, including laws concerning terms and conditions of employment, wages and hours, classification and occupational safety and health.
Section 3.18    Litigation; Governmental Orders. Except as set forth in Schedule 3.18, as of the date of this Agreement, there is no material Proceeding pending or, to the Company’s Knowledge, threatened against any Acquired Company. No Acquired Company is a party to, or subject to the provisions of, any Governmental Order that would reasonably be likely to be materially adverse to such Acquired Company. To the Company’s Knowledge, there are no threatened unasserted material claims of a type that would be required to be disclosed on Schedule 3.18 if counsel for the claimant had given written notice to an Acquired Company prior to the date hereof that are considered probable of assertion.
Section 3.19    Insurance. Schedule 3.19 sets forth a complete and accurate list of the material insurance policies or binders of insurance covering the operations of the Company as of the date hereof. To the Company’s Knowledge, as of the date hereof, each such policy is in full force and effect (or has been renewed in the Ordinary Course of Business) and the Company has not received written notice of a material default with respect to its obligations under, or notice of cancellation or nonrenewal of, any of such policies. Except as set forth in Schedule 3.19, there are no material claims by any Acquired Company pending under any of such policies of insurance as to which coverage has been denied by the underwriters of such policies of insurance.
Section 3.20    Customers and Suppliers. Except as set forth in Schedule 3.20, no Acquired Company has received any written notice that any other party to any Material Customer Contract or Material Supplier Contract intends to materially and adversely alter (with respect to the Acquired Companies), cancel or otherwise modify any Material Customer Contract or Material Supplier Contract.
Section 3.21    No Brokers. Except as set forth in Schedule 3.21, there are no brokerage commissions, finders’ fees or similar compensation payable in connection with the Contemplated Transactions based on any arrangement or agreement made by or on behalf of the Sellers or the Acquired Companies other than fees (if any) that will: (a) be paid as contemplated by this Agreement; or (b) otherwise be paid by the Sellers and their Affiliates and for which Buyer and (after the Closing) the Acquired Companies will have no responsibility to pay.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGERSUB
In order to induce the Company to enter into and perform this Agreement and to consummate the Contemplated Transactions, each of Buyer and MergerSub hereby represents and warrants to the Company as follows:
Section 4.01    Organization. Each of Buyer and MergerSub is: (a) duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization; and (b) duly qualified or licensed to do business, has the power and authority to own or lease its properties and to conduct its business as it is now being conducted, and is in good standing in each jurisdiction in which it owns or leases real property or where the character of the properties owned, leased or licensed by it or the nature of its business makes such qualification, licensing or good standing necessary, except where the failure to be so qualified or licensed or in good standing has not and would not reasonably be expected to prevent or materially impair or materially delay the ability of Buyer to consummate the Contemplated Transactions. MergerSub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the Contemplated Transactions.
Section 4.02    Power and Authorization. Buyer and MergerSub each have the requisite limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, and to perform their respective obligations hereunder and thereunder. Buyer and MergerSub have taken all limited liability company actions or proceedings required to be taken by or on the part of Buyer and MergerSub to authorize and permit the execution and delivery by Buyer and MergerSub of this Agreement, the Transaction Documents and the instruments required to be executed and delivered by it pursuant hereto, and the performance by Buyer and MergerSub of their respective obligations hereunder and the consummation by Buyer and MergerSub of the Contemplated Transactions. This Agreement has been (or in the case of Transaction Documents to be entered into at or prior to the Closing, will be) duly executed and delivered by Buyer and MergerSub, and assuming the due authorization, execution and delivery by each of the other parties hereto or thereto, constitutes (or will constitute) the legal, valid and binding obligation of Buyer and MergerSub, enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by: (a) applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors rights generally; or (b) general principles of equity, whether considered in a proceeding at law or in equity.
Section 4.03    No Violation or Approval; Consents. Neither the execution, delivery and performance of this Agreement or the Transaction Documents by Buyer or MergerSub nor their consummation of the Contemplated Transactions will:
(a)    require the consent, waiver, approval, order or authorization of, or filing with, any Governmental Authority, by or on behalf of Buyer or MergerSub or any other Subsidiaries of Buyer, other than: (i) required filings under the HSR Act; (ii) required approvals and filings under applicable foreign antitrust and competition laws; and (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware;
(b)    result in a breach, violation or termination of, or right of termination or acceleration of rights or obligations under, or require the consent of any third party under, or give rise to the imposition of a Lien (other than Permitted Liens) on any of the assets of Buyer or MergerSub or any other Subsidiaries of Buyer under the Organizational Documents of such Person; or
(c)    result in a breach, violation or termination of, or right of termination or acceleration of rights or obligations under, or require the consent of any third party under, or give rise to the imposition of a Lien (other than Permitted Liens) on any of the assets of Buyer or MergerSub or any other Subsidiaries of Buyer under, any material Contractual Obligation or any Governmental Order to which Person is subject; or
(d)    assuming the taking of each action by (including the obtaining of each necessary authorization, consent or approval), or in respect of, and the making of all necessary filings with, Governmental Authorities, result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute default) under, any Applicable Laws to which Buyer or MergerSub or any other Subsidiaries of Buyer, their business or any of their respective assets are subject.
Section 4.04    Litigation. As of the date of this Agreement, there is no Proceeding pending or, to the Knowledge of Buyer, threatened against Buyer or MergerSub or any other Subsidiaries of Buyer that, if determined adversely to Buyer or MergerSub or any other Subsidiaries of Buyer, would reasonably be expected to prevent, enjoin, alter or materially delay any of the Contemplated Transactions.
Section 4.05    Financial Ability to Perform. Buyer and MergerSub currently have, and at the Closing Date will continue to have or have access to cash and cash equivalents sufficient as and when needed pursuant to the terms of this Agreement to enable it to consummate the Contemplated Transactions, including payment of all amounts required by Article 2 and payment of all fees and expenses of Buyer and MergerSub incurred in connection with the Contemplated Transactions.
Section 4.06     Solvency. Assuming that the representations and warranties of the Company set forth in Article 3 are correct in all material respects, upon the consummation of the Contemplated Transactions, the Acquired Companies will be Solvent.
Section 4.07    No Brokers. There are no brokerage commissions, finders’ fees or similar compensation payable in connection with the Contemplated Transactions based on any arrangement or agreement made by or on behalf of Buyer or MergerSub other than fees (if any) that will be paid by Buyer and MergerSub and for which the Sellers and their Affiliates will have no responsibility to pay.
Section 4.08    Financing. Each of Buyer and MergerSub affirms that it is not a condition to the Closing or to any of its obligations under this Agreement that Buyer or MergerSub obtains financing for, or related to, any of the Contemplated Transactions.
Section 4.09    Debt Financing. Buyer and MergerSub have furnished the Company with true, correct and complete copies of the executed Financing Commitment Letter, dated as of the date hereof, among Greif, Inc., Wells Fargo Bank, National Association, Wells Fargo Securities, LLC, JPMorgan Chase Bank, N.A., and Goldman Sachs Bank USA, and all contracts, fee letters, engagement letters and other arrangements associated therewith (provided, that provisions in the fee or engagement letter relating solely to fees and economic terms (other than covenants) agreed to by the parties may be redacted (none of which redacted provisions adversely affect the availability of or impose additional conditions on, the availability of the Debt Financing at the Closing to provide, subject to the terms and conditions therein, debt financing in the aggregate amount set forth therein for the purpose of funding the Contemplated Transactions). The Financing Commitment Letter has not been amended, supplemented or modified, and no provision thereof has been waived, prior to the date hereof, no such amendment, restatement, supplement, modification or waiver is contemplated or pending, and the respective commitments contained in the Financing Commitment Letter have not been withdrawn, terminated or rescinded in any respect, and no such withdrawal, termination or rescission is contemplated. There are no side letters or other Contractual Obligations or arrangements related to the Debt Financing other than as expressly set forth in the Financing Commitment Letter furnished to the Company pursuant to this Section 4.09. Assuming the conditions set forth in Section 8.01 and Section 8.02 are satisfied at Closing, the aggregate proceeds contemplated to be provided under the Financing Commitment Letter will be sufficient when funded for Buyer and the Surviving Corporation to pay and satisfy in full (w) the obligations pursuant to this Agreement to pay the Aggregate Closing Merger Consideration and all amounts payable at Closing and following the Closing pursuant to Article 2, (x) the Closing Debt Amount to be repaid, redeemed or refinanced at the Closing, (y) all fees and expenses of Buyer, MergerSub and their respective Affiliates, including in connection with the Contemplated Transactions and (z) all other obligations of Buyer and MergerSub under this Agreement, including Transaction Expenses paid at the Closing. The Financing Commitment Letter is not subject to any conditions or other similar contingencies other than as expressly set forth therein, and is in full force and effect and is the legal, valid, binding and enforceable obligation of Greif, Inc. and each of the other parties thereto, as the case may be, except that such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting or relating to the enforcement of creditors’ rights generally and is subject to general principles of equity, whether considered in a proceeding at law, in equity, in contract, in tort or otherwise. All commitments and other fees required to be paid under the Financing Commitment Letter prior to the date hereof have been paid in full, and Buyer is unaware of any fact or occurrence existing on the date hereof that would reasonably be expected to make any of the assumptions or any of the statements set forth in the Financing Commitment Letter inaccurate or that would reasonably be expected to cause the Financing Commitment Letter to be ineffective. Assuming the conditions set forth in Section 8.01 and Section 8.02 are satisfied at Closing, Buyer has no reason to believe that any of the conditions to the Debt Financing will not be satisfied or the full amount of the Debt Financing will not be available to Buyer and MergerSub on the Closing Date, and Buyer is not aware of the existence of any fact or event as of the date hereof that would be expected to cause such conditions to the Debt Financing not to be satisfied or the full amount of the Debt Financing not to be available.
ARTICLE 5
COVENANTS OF THE COMPANY
Section 5.01    Conduct of the Company. From the date hereof until (but excluding) the Closing or the earlier termination of this Agreement, except as disclosed on Schedule 5.01, or as required by Applicable Law or by the terms of this Agreement, or with the consent of Buyer (which consent will not be unreasonably withheld, delayed or conditioned), the Company:
(a)    will use commercially reasonable efforts to, and will cause the other Acquired Companies to use their commercially reasonable efforts to, (i) conduct the Business of the Acquired Companies in the Ordinary Course of Business in all material respects and preserve intact their businesses and the organizations, goodwill, employees and business relationships of their businesses in all material respects and (ii) cause all Transaction Expenses to be invoiced prior to the Closing; and
(b)    without limiting the generality of the foregoing, will not, and will not permit any of its Subsidiaries to:
(i)    adopt any change in the Organizational Documents of the Acquired Companies;
(ii)    transfer, issue, sell or dispose of any shares of capital stock or other equity securities of the Acquired Companies or rights to acquire any shares of capital stock or other equity securities of the Acquired Companies (other than any issuance of Shares upon exercise of Options outstanding on the date hereof in accordance with their current terms or issued after the date hereof in accordance with clause (b)(x) below), or repurchase, redeem or otherwise acquire any Shares or other equity securities of the Company or any of its Subsidiaries (other than repurchases made in connection with the termination of employment of employees of the Company or any of its Subsidiaries);
(iii)    declare, issue, make or pay any dividend or other distribution of assets to the Stockholders;
(iv)    acquire any third party or its business (whether by merger, sale of stock, sale of assets or otherwise);
(v)    sell, lease, license, abandon or otherwise dispose of any business or material assets (excluding sales of inventory in the ordinary course of business), whether by merger, sale of stock, sale of assets or otherwise, except: (A) pursuant to existing Contractual Obligations or commitments; or (B) disposition of obsolete equipment, scrap, closed properties (including real property, buildings, fixtures and other content) and similar items;
(vi)    enter into, amend or modify in any material respect or terminate any Disclosed Contract or any Contractual Obligation that, if entered into as of or prior to the date hereof, would constitute a Disclosed Contract, except in the Ordinary Course of Business or as required by Applicable Law;
(vii)    create or otherwise incur any material Lien on any asset other than Permitted Liens, except in the Ordinary Course of Business;
(viii)    make a commitment for capital expenditures in excess of the amounts set forth in the Company’s capital expenditure budget for the applicable fiscal year; provided, however, that this provision shall not be deemed breached if the aggregate capital expenditure commitments made exceed the capital expenditure budget for the applicable fiscal year by less than $1.0 million;
(ix)    other than in the Ordinary Course of Business, make any loans, advances, or capital contributions to, or investments in, any other Person, other than by the Company to any of its Subsidiaries, or travel advances to employees in the Ordinary Course of Business;
(x)    except in the Ordinary Course of Business, or as required by Applicable Law or pursuant to the terms of any Company Plan, in each case, in effect on the date of this Agreement or adopted, established, entered into or amended after the date of this Agreement not in violation of this Agreement, or for which 100% of the compensation addressed is treated as a Transaction Expense hereunder: (A) grant, announce or increase any bonuses, long-term incentive opportunities, salaries, or other compensation to any employee, director or executive officer; (B) grant or amend any equity or other incentive awards (provided that no Option or other equity award may be issued after the Full Dilution Number Certification has been issued pursuant to Section 2.12(a) whether or not in the Ordinary Course of Business and whether or not treated as a Transaction Expense), (C) hire or appoint any senior management employee whose annual base salary exceeds $100,000 per annum, (D) take any action to accelerate any rights or benefits under any Company Plan, (E) enter into any employment, severance, retention or similar contract with any director or executive officer that is not terminable upon thirty days’ notice or less;
(xi)    establish, adopt, amend or terminate any Company Plan, except in the Ordinary Course of Business or as required by Applicable Law or the terms thereof;
(xii)    materially change its accounting policies (except as required by changes in GAAP);
(xiii)    terminate or cancel any material insurance policy naming any Acquired Company as a beneficiary or a loss payee (if such insurance policy is not replaced with a substantially equivalent insurance policy);
(xiv)    make or change any Tax election, change any Tax accounting period for purposes of a Tax or method of Tax accounting, file any amended Tax Return, settle or compromise any audit or Proceeding relating to Taxes, agree to an extension or waiver of the statute of limitations with respect to Taxes, enter into any “closing agreement” within the meaning of Code Section 7121 (or any similar provision of state, local, or non-U.S. law) with respect to Tax or surrender any right to claim a Tax refund, in each case unless required by Applicable Law;
(xv)    enter into a material Related Party Transaction that will remain in effect after the Closing other than (i) in the Ordinary Course of Business and on arm’s length terms or (ii) agreements to terminate Related Party Transactions with H.I.G. Capital or Affiliate thereof in existence as of the date hereof; or
(xvi)    enter into any Contractual Obligation to do any of the foregoing.
Other than the right to consent or withhold consent with respect to the foregoing matters (which consent will not be unreasonably withheld, delayed or conditioned), nothing contained in this Agreement will give to Buyer, directly or indirectly, any right to control or direct the operation of the Company or any of its Subsidiaries prior to the Closing.
Section 5.02    Access to Information. From the date hereof until (but excluding) the Closing or the earlier termination of this Agreement, upon reasonable notice, the Company will: (a) give Buyer, its counsel, financial advisors, auditors and other authorized Representatives reasonable access to the offices, properties (including the Real Property), books and records of the Acquired Companies (including permitting Buyer’s environmental consultant to conduct site visits or telephone interviews with the Company’s environmental staff at up to 10 of the Company’s facilities (but with respect to the environmental consultant’s access and review, subject to the terms and conditions of this Section 5.02, including, without limitation, the restriction on sampling, invasive, or subsurface investigations in clause (b) of the fourth sentence of this Section 5.02, and further subject to such access and review being not more extensive than would be required for Buyer to obtain commercially reasonable environmental insurance coverage)); and (b) furnish to Buyer, and its counsel, consultants, financial advisors, auditors and other authorized Representatives, such financial, Tax and operating data and other information relating to the Acquired Companies as such Persons may reasonably request; provided, however, that any such access or furnishing of information will be conducted at Buyer’s expense, during normal business hours, under the supervision of the Company’s personnel and in such a manner as not unreasonably to interfere with the normal operations of the Acquired Companies. Neither Buyer nor its counsel, financial advisors, auditors or any other authorized Representatives will have access to personnel records of the Company and any of its Subsidiaries relating to individual performance or evaluation records, individual medical histories or other information which in the Company’s good faith opinion is sensitive or the disclosure of which could subject the Company or any of its Subsidiaries to risk of liability. Prior to the Closing, the Company will not be required to disclose to Buyer or its counsel, financial advisors, auditors and other authorized Representatives any information if doing so: (a) would reasonably be expected to violate any contract or Applicable Law to which the Company or any of its Subsidiaries is a party or is subject (provided that the Company shall use reasonable best efforts to obtain the consent to such disclosure of any other party to such contract); or (b) would reasonably be expected to, in its good faith belief, result in a loss of the ability to successfully assert a claim of privilege (including the attorney-client and work product privileges) (provided that the Company shall use commercially reasonable efforts to provide such Persons, to the extent possible, with access to such information in a manner that would not reasonably be expected to result in any waiver of such privilege). Without the prior written consent of the Company (which consent, in the case of clause (c) below, shall not be unreasonably withheld, delayed or conditioned), prior to the Closing, neither Buyer nor MergerSub, nor any of their Representatives, will: (a) contact any customers to, or vendors or suppliers of, any Acquired Company for any reason related to this Agreement, the Contemplated Transactions or any Acquired Company or the Business; (b) have any right to perform sampling or any invasive or subsurface investigations of any properties (including the Real Property) or facilities of the Acquired Companies; or (c) contact any employee of the Acquired Companies. Until the Effective Time, the information provided will be subject to the terms of the Confidentiality Agreement, and, without limiting the generality of the foregoing, Buyer will not, and Buyer will cause its Affiliates and Representatives not to, use such information for any purpose unrelated to the evaluation, negotiation, execution and consummation of the Contemplated Transactions.
Section 5.03    280G Stockholder Vote. If applicable, at least two Business Days prior to the Closing, (i) the Company shall submit for approval by written consent by its stockholders, in a form reasonably acceptable to Buyer and in accordance with Section 280G of the Code and the regulations thereunder (the “280G Stockholder Vote”), any payments that could reasonably constitute a “parachute payment” pursuant to Section 280G of the Code (each, a “Parachute Payment”), (ii) the Company shall use its reasonable best efforts to obtain waivers of the right to any Parachute Payment from each of the applicable individuals who may receive a Parachute Payment in a form reasonably acceptable to Buyer (the “Disqualified Individuals”), and (iii) the Company shall deliver to Buyer true and complete copies of all disclosure and documents that comprise the stockholder approval of each Parachute Payment as set forth in this Section 5.03 in sufficient time to allow Buyer to review such disclosure and documents. Any arrangements with Buyer shall only be included in such 280G Stockholder Vote if disclosed to the Company no later than 14 days prior to Closing.
Section 5.04    401(k) Plans. Prior to the Effective Time, the Company shall and shall cause the other Acquired Companies to, use its and their respective commercially reasonable efforts to take such actions as Buyer may reasonably request so as to enable the Surviving Corporation to effect such actions relating to any 401(k) plans of the Acquired Companies (the “401(k) Plan”), including amending and/or terminating the 401(k) Plan prior to the Effective Time, subject to the terms of the 401(k) Plan and Applicable Law and provided that such action does not preclude the immediate participation of the Transferred Employees in the Buyer 401(k) Plan. If the 401(k) Plan is terminated, Buyer shall designate a tax-qualified defined contribution retirement plan with a cash or deferred arrangement that is sponsored by the Buyer or one of its Subsidiaries (the “Buyer 401(k) Plan”) to cover employees of the Acquired Companies effective as of the Effective Time, and shall count service with the Acquired Companies as service with Buyer for purposes of eligibility and vesting under the Buyer 401(k) Plan. Buyer shall cause the Buyer 401(k) Plan to accept from the 401(k) Plan the “direct rollover” of the account balance (including the rollover of outstanding loans) of each employee of the Acquired Companies who participates in the 401(k) Plan as of the date such plan is terminated and who elects such direct rollover in accordance with the terms of the 401(k) Plan and the Code.
Section 5.05    Financing Assistance.
(a)    Prior to the Closing, the Company shall, and shall cause the other Acquired Companies to, use its and their commercially reasonable efforts to provide such cooperation as may be reasonably requested by Buyer in connection with the arrangement of the Debt Financing (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and the other Acquired Companies), which cooperation shall consist of the Company using, and causing the other Acquired Companies to use, its and their commercially reasonable efforts to: (i) as promptly as reasonably practicable provide (A) the historical consolidated financial statements of the Company required to have been received by the Lead Arrangers (as defined in the Financing Commitment Letter as in effect on the date hereof) pursuant to, and subject to the terms of, Section 7(a) of Annex C of the Financing Commitment Letter (as in effect on the date hereof) and drafts of customary comfort letters (including “negative assurance” comfort) from the Acquired Companies’ independent accountants related thereto that such auditors would be prepared to issue at the time of pricing and issuance of the Notes (as defined in the Financing Commitment Letter as in effect on the date hereof); and (B) such other customary information regarding the Company and its Subsidiaries as may be reasonably requested by Buyer to the extent such information is of the type and form customarily included in a customary bank information memorandum or an offering memorandum for private placements of non-convertible high yield bonds pursuant to Rule 144A promulgated under the Securities Act (provided, that such information shall not include financial statements or other information (including segment reporting and consolidating and other financial statements and data) required by Rules 3-05, 3-09, 3-10 and 3-16 of Regulation S-X or Item 402 of Regulation S-K, information regarding executive compensation related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A (other than customary disclosure with respect to material related party transactions) or any other information customarily excluded for an offering memorandum for private placements of non-convertible high yield bonds pursuant to Rule 144A promulgated under the Securities Act) (clauses (A) and (B), together, the “Required Information”); provided that, in no event shall the Required Information be deemed to include or shall the Company otherwise be required to provide (x) pro forma financial statements or pro forma adjustments related to the Debt Financing or (y) financial statements of the Company or its Subsidiaries other than as set forth in Section 7(a) of Annex C of the Financing Commitment Letter and as set forth above, (ii) reasonably assist Buyer in preparing customary offering memoranda, confidential information memoranda and private placement memoranda, (iii) provide to Buyer at least four Business Days prior to the Closing Date, all documentation and other information about the Company and its Affiliates required by Section 8 of Annex C of the Financing Commitment Letter under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, that is required to the extent such documentation and other information is requested in writing to the Company at least ten Business Days prior to the Closing Date, (iv) obtain any necessary approvals from the Company’s independent public accounting firm in connection with any offering document, (v) provide reasonable and customary access to the Acquired Companies’ books and records in accordance with Section 5.02 hereof, (vi) in connection with any securities offering contemplated as part of the Debt Financing, (A) obtain customary comfort letters from the Company’s independent public accounting firm (including “negative assurance” comfort) and (B) cause the Company’s independent public accounting firm to agree to the inclusion or incorporation of their audit reports with respect to the financial statements of the Company in any offering memoranda, private placement memoranda or similar documentation, including by providing customary representation letters, (vii) reasonably assist with the preparation of the definitive documentation for the Debt Financing, including by providing information reasonably necessary for the completion of any schedules thereto, in each case to the extent, and solely to the extent, such materials relate to information concerning the Company and the other Acquired Companies, (viii) facilitate the creation, perfection and enforcement of security interests and liens securing the Debt Financing and otherwise facilitate the pledging of collateral owned by the Acquired Companies, as reasonably requested by Buyer, in connection with the Debt Financing and (ix) consent to the use of the trademarks, service marks and logos of the Company or any of the other Acquired Companies in connection with the Debt Financing; provided that such trademarks, service marks and logos are used solely in a manner that is not intended to or is reasonably likely to harm or disparage the Company or any of the other Acquired Companies. Notwithstanding the foregoing, (1) neither the Company nor any of the other Acquired Companies shall be required to pay any commitment or other similar fee or incur prior to the Closing any other liability or obligation in connection with the Debt Financing, (2) the Company shall not be required by this Section 5.05 to provide a restatement of any historical financial statements of the Company that would not have been required other than for the purposes of the Debt Financing, (3) none of the Company, the other Acquired Companies or their respective officers, directors or employees shall be required to execute or enter into or perform any agreement with respect to the Debt Financing that is not contingent upon the Closing occurring or that would be effective prior to the Closing, (4) none of the Company, the other Acquired Companies or their respective officers, directors or employees shall be required to take any action (excluding, for the avoidance of doubt, the provision of the Required Information) that would subject any such person to actual or potential liability, and (5) nothing shall obligate the Company or any of the other Acquired Companies to provide, or cause to be provided, any legal opinion by its counsel, or to provide, or cause to be provided, any information or take, or cause to be taken, any action to the extent it would reasonably be expected, in the reasonable judgment of the Company, to result in a violation of Applicable Law or loss of any privilege; provided that the Company shall notify Buyer as to the nature and, to the extent possible without violating any such privilege or Applicable Laws, substance of such information or action covered by such privilege or Applicable Law.
(b)    Buyer shall, promptly upon written request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of the other Acquired Companies in satisfying its obligations under this Section 5.05 (including in connection with providing the SAS 100 review referred to in Section 5.05(a)). Buyer and MergerSub shall, on a joint and several basis, indemnify and hold harmless the Company and the other Acquired Companies and their respective Representatives from and against any and all losses, claims, damages, liabilities, costs, reasonable attorneys’ fees, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) suffered or incurred in connection with any action taken by the Company, any of the other Acquired Companies or any of their respective Representatives pursuant to this Section 5.05, except in the event such losses, claims, damages, liabilities, costs, reasonable attorneys’ fees, judgments, fines, penalties and amounts paid in settlement are determined by a final non-appealable judgment of a court of competent jurisdiction to have arisen out of, or resulted from, the gross negligence or willful misconduct of the Company, any of the other Acquired Companies or any of their respective Representatives.
For the avoidance of doubt, the parties hereto acknowledge and agree that the provisions contained in this Section 5.05, represent the sole obligation of the Company, the other Acquired Companies and their respective Representatives with respect to cooperation in connection with the arrangement of the Debt Financing and no other provision of this Agreement (including the Exhibits and Schedules hereto) shall be deemed to expand or modify such obligations.
ARTICLE 6
COVENANTS OF BUYER AND MERGERSUB
Section 6.01    Access. Buyer will, and agrees to cause the Surviving Corporation and each Subsidiary of the Surviving Corporation to, preserve and keep all books and records and all information relating to the accounting, legal, Tax, regulatory, business and financial affairs of the Acquired Companies and their businesses for a period of seven years after the Effective Time, or for any longer period as may be required by Applicable Law or any Governmental Authority. Buyer will, and agrees to cause the Surviving Corporation and each Subsidiary of the Surviving Corporation to, from and after the Effective Time, afford promptly to the Sellers’ Representative and its counsel, financial advisors, auditors and other authorized Representatives reasonable access to their properties, books, records (including Tax records), employees and auditors to the extent necessary to permit the Sellers’ Representative as necessary for performing its duties and exercising its rights under this Agreement, the Transaction Documents and the Sellers’ Representative Escrow Agreement, including to the extent necessary in connection with any government investigation or tax, corporate or financial reporting obligations (of the Company, the Sellers’ Representative or any Seller); provided, however, that any such access by the Sellers’ Representative and its counsel, financial advisors, auditors and other authorized Representatives will not unreasonably interfere with the conduct of the business of the Surviving Corporation or any such Subsidiary. Sellers’ Representative shall bear all of the third party out-of-pocket costs and expenses (including attorneys’ fees, but excluding reimbursement for general overhead, salaries and employee benefits) incurred in connection with the foregoing. Notwithstanding the foregoing, the auditors and independent accountants of Buyer or its Affiliates shall not be obligated to make any work papers available to any Person unless and until such Person has entered into reasonable and customary third-party access and confidentiality agreements in form and substance acceptable to such auditors or accountants. The foregoing shall not require Buyer or its Affiliates to permit any inspection, or to disclose any information, that could reasonably be expected to result in (i) the disclosure of any confidential Intellectual Property or the violation of any obligations of Buyer or any of its Affiliates with respect to confidentiality if Buyer shall have used reasonable best efforts to obtain the consent of such third party to such inspection or disclosure, (ii) the waiver of any attorney-client privilege (provided that the disclosing party shall use commercially reasonable efforts to provide the other party, to the extent possible, with access to the relevant information in a manner that would not reasonably be expected to result in any such waiver) or (iii) the violation of Applicable Law. Neither Buyer nor any of its Affiliates makes any representation or warranty as to the accuracy or completeness of any information provided pursuant to this Section 6.01.
Section 6.02    Transferred Employee Plans. Buyer agrees to honor, and to cause the Surviving Corporation and its Subsidiaries to honor, the obligations of the Surviving Corporation and its Subsidiaries under the provisions of each Company Plan required to be set forth in Schedule 3.12(a). No provision, however, of this Section 6.02 is intended to establish or amend any benefit plan or to prevent Buyer or the Surviving Corporation or its Subsidiaries from amending or terminating any such Company Plan in accordance with its terms and Applicable Law.
Section 6.03    Buyer Employee Plans. Buyer will, or will cause one of its Affiliates to, credit all service of the Transferred Employees with the Company or any of its Subsidiaries, or any predecessor entity thereto, prior to the Effective Time for all purposes (including for purposes of participation, coverage, vesting and level of benefits) under all employee benefit plans of Buyer or its Affiliates (collectively, “Buyer Benefit Plans”) which the Transferred Employees may be eligible to participate after the Effective Time. Buyer will, to the extent permitted by Applicable Law and any insurer or service provider under the applicable Buyer Benefit Plan, take all commercially reasonable actions to cause such Buyer Benefit Plans to provide credit for any co-payments or deductibles and maximum out-of-pocket payments made by Transferred Employees under the corresponding Company Plan during the plan year in which the Closing occurs, but only to the extent that the Company or the relevant Subsidiary provides documentation of such co-payments and deductibles reasonably requested by Buyer or any of its Affiliates within 20 days of such request, and waive all pre-existing condition exclusions and waiting periods, other than to the extent of limitations or waiting periods that had not been satisfied under the corresponding Company Plan. Buyer will recognize, or cause the Surviving Corporation and its Subsidiaries to recognize, vacation days previously accrued and reserved for by the Company or any of its Subsidiaries immediately prior to the Effective Time under the corresponding Company Plan. Nothing in this Section 6.03 will result in the duplication of benefits for any Transferred Employee.
Section 6.04    Obligations of MergerSub and Surviving Corporation. Buyer agrees to cause MergerSub to perform its obligations under this Agreement. From and after the Effective Time, Buyer agrees to cause the Surviving Corporation to perform its obligations under this Agreement.
Section 6.05    Director and Officer Liability. Buyer will cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:
(a)    From the Effective Time through the sixth anniversary of the Effective Time, the Surviving Corporation will, and Buyer will cause the Surviving Corporation to, indemnify and hold harmless the present (as of the Effective Time) and former officers and directors of the Company and each of its Subsidiaries in respect of any acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted by the DGCL or any other Applicable Laws and as provided under the Organizational Documents of the Company or any of its Subsidiaries as in effect on the date hereof.
(b)    From the Effective Time through the sixth anniversary of the Effective Time, Buyer will cause the Organizational Documents of the Surviving Corporation and its Subsidiaries, or any successor to the Surviving Corporation or any of its Subsidiaries, to contain provisions that are no less favorable with respect to indemnification, advancement of costs and exculpation of former or present directors and officers as are set forth in the applicable governing documents of the Acquired Companies as of the date of this Agreement.
(c)    Prior to the Closing, the Company will obtain (and Buyer will pay for at the Closing) “tail” directors’ and officers’ insurance policies, for a claims period of at least six years from and after the Effective Time with respect to any claim related to any period or time at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company’s insurance carrier prior to the Effective Time with respect to directors’ and officers’ liability insurance with terms, conditions, retentions and limits of liability that are at least as favorable to the beneficiaries thereunder the coverage provided under the Company’s existing policies.
(d)    If Buyer, the Surviving Corporation or any of their respective successors or assigns consolidates with or merges into any other Person and will not be the continuing or surviving corporation or entity of such consolidation or merger, or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision will be made so that the successors and assigns of Buyer or the Surviving Corporation, as the case may be, will readily assume the obligations set forth in this Section 6.05 so there is no gap in, or other adverse effect upon, the rights conferred by this Section 6.05.
(e)    The rights of each Person subject to indemnification under this Section 6.05 will be in addition to any rights such Person may have under the Organizational Documents of the Company or any of its Subsidiaries, or under the DGCL or any other Applicable Law or under any agreement of any such Person with the Company or any of its Subsidiaries. These rights will survive consummation of the Merger and are intended to benefit, and will be enforceable by, each such Person.
Section 6.06    Employment and Benefit Arrangements. For a period of one year following the Effective Time, the Surviving Corporation will provide, and Buyer will cause to be provided, to Transferred Employees, annual base salary or base wages, short-term cash incentive compensation opportunities and benefits (excluding equity or cash-settled equity-based incentive opportunities) that: (i) in the case of non-union-represented Transferred Employees, are at least substantially comparable on an individual basis, in the aggregate, to such annual base salary or base wages, short-term cash incentive compensation opportunities and benefits (excluding equity or cash-settled equity-based incentive opportunities) provided to such Transferred Employees immediately prior to the Effective Time; or (ii) in the case of union-represented Transferred Employees, comply with the terms and conditions required by the applicable collective bargaining agreement or other Contractual Obligation with the applicable labor union or other employee representative body, as may be modified from time to time (each, a “Labor Agreement”); provided, however, that nothing in this Agreement will create any right to continued employment in any Transferred Employee nor prohibit the Surviving Corporation from terminating the employment of any Transferred Employee, consistent with Applicable Law and the governing Labor Agreement, at any time following the Closing Date. Any Transferred Employee who is terminated by the Surviving Corporation or Buyer during the one-year period following the Effective Time will be entitled to receive severance pay and other termination benefits from the Surviving Corporation that: (i) in the case of non-union-represented Transferred Employees, are equal to the greater of the severance pay and other termination benefits that such Transferred Employee would have been entitled to under: (A) the Surviving Corporation’s severance plan or severance pay practice as in effect immediately prior to the Closing Date, or any contractual severance arrangement applicable to the Transferred Employee; (B) Buyer’s severance plan or severance pay practice; and (C) Applicable Law; and (ii) in the case of union-represented Transferred Employees, comply with the terms and conditions required by the applicable Labor Agreement and Applicable Law. The provisions of Section 6.03 and this Section 6.06 are included for the sole benefit of the parties hereto, and shall not create any right (including any right as a third-party beneficiary) in any other Person, including any Transferred Employee. The Buyer shall cause the Surviving Corporation to pay all Transferred Employees, at a time consistent with historical practice, the 2018 incentive payment(s) to which such Transferred Employee is entitled (except as set forth on Schedule 5.01(b)(x)) based on and subject to achievement of the relevant performance metrics and employment through the date of payment; provided that, if any Transferred Employee is terminated without cause by the Surviving Corporation or Buyer following the Closing but prior to the date such 2018 incentive payments are made, the Buyer shall cause the Surviving Corporation to pay to such Transferred Employees the 2018 incentive payment(s) to which such Transferred Employee would have been entitled (based on and subject to achievement of the relevant performance metrics, except as set forth on Schedule 5.01(b)(x) (if applicable)) if such Transferred Employees remained employed on and through the date such payments were made.
Section 6.07    Financing.
(a)    Subject to the terms and conditions of this Agreement, each of Buyer and MergerSub shall use, and shall cause Greif, Inc. to use, its reasonable best efforts to obtain the Debt Financing as promptly as practicable on the terms and conditions (including the flex provisions) described in the Financing Commitment Letter, and shall not, without the prior written consent of the Company, permit any amendment, modification or termination to be made to, or any waiver of any provision under, the Financing Commitment Letter, in a manner that would reasonably be expected to (w) change, expand or impose additional conditions precedent to the funding of the Debt Financing from those set forth in the Financing Commitment Letter on the date of this Agreement, (x) reduce the aggregate cash amount of the Debt Financing (including by changing the amount of fees to be paid or original issue discount of the Debt Financing (except as set forth in any “flex” provisions existing on the date of this Agreement), (y) delay or prevent or make less likely the funding of the Debt Financing contemplated by the Financing Commitment Letter (or satisfaction of the conditions precedent to the Debt Financing) on the Closing Date in any material respect or (z) extend or permit the extension of the Compliance Period (as defined in the Financing Commitment Letter on the date of this Agreement) (provided that, without the consent of the Company, Buyer or Greif, Inc. may amend the Financing Commitment Letter (A) to favorably modify pricing terms or add additional lenders, arrangers, bookrunners and agents or (B) to implement or exercise any of the “market flex” provisions (including pricing terms) contained in the fee letter executed in connection with the Financing Commitment Letter). Buyer shall promptly deliver to the Company copies of any such amendment or modification. For purposes of this Section 6.07, references to “Debt Financing” shall include the Debt Financing contemplated by the Financing Commitment Letter as permitted to be amended or modified by this Section 6.07(a) and references to “Financing Commitment Letter” shall include such documents as permitted to be amended or modified by this Section 6.07(a).
(b)    Each of Buyer and MergerSub shall, and shall cause Greif, Inc. to (i) use its reasonable best efforts (A) to maintain in effect the Financing Commitment Letter, (B) to enter into definitive agreements with respect to the Financing Commitment Letter consistent with the terms and conditions (including the flex provisions) contained in the Financing Commitment Letter (or on terms no less favorable (taken as a whole) to Greif, Inc., Buyer and MergerSub than the terms and conditions (including flex provisions) in the Financing Commitment Letter), (C) to satisfy (or obtain the waiver of) on a timely basis all conditions precedent to funding in the Financing Commitment Letter and such definitive agreements thereto that are within Buyer’s or Greif, Inc.’s control so as to consummate the Debt Financing at or prior to the Effective Time and (D) to enforce its rights under the Financing Commitment Letter and such definitive agreements thereto and (ii) comply with their obligations under the Financing Commitment Letter and the definitive agreements related to the Debt Financing. Buyer shall keep the Company reasonably informed on a current basis and in reasonable detail of the status of its and Greif, Inc.’s efforts to arrange the Debt Financing and provide to the Company copies of the material definitive agreements for the Debt Financing. Without limiting the generality of the foregoing, Buyer shall give the Company prompt notice (x) of any material breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any material breach or default) by any party to any of the Financing Commitment Letter or definitive agreements related to the Debt Financing of which Buyer or Greif, Inc. becomes aware, (y) of the receipt of (I) any written notice or (II) other written communication, in each case from any Financing Source with respect to any actual or potential material breach, default, termination or repudiation by any party to any of the Financing Commitment Letter or definitive agreements related to the Debt Financing of any provisions of the Financing Commitment Letter or definitive agreements related to the Debt Financing, and (z) if at any time for any reason Buyer or Greif, Inc. believes in good faith that it will not be able to obtain all or any portion of the Debt Financing on the terms and conditions, in the manner or from the sources contemplated by any of the Financing Commitment Letter or definitive agreements related to the Debt Financing. As soon as reasonably practicable after any notice by Buyer to the Company of the type described in the immediately preceding sentence, but in any event within two Business Days of the date the Company delivers to Buyer a written request, Buyer shall provide any information reasonably requested by the Company relating to any circumstance referred to in clause (x), (y) or (z) of the immediately preceding sentence; provided that Buyer need not provide any information the disclosure of which could result in the loss of attorney-client privilege or that is requested for purposes of litigation.
(c)    If all or any portion of the Debt Financing becomes unavailable for any reason, and such portion is reasonably required to pay the Aggregate Closing Merger Consideration and pay all fees, expenses and other amounts contemplated to be paid by Buyer, MergerSub and the Surviving Corporation pursuant to this Agreement, Buyer and MergerSub shall use, and shall cause Greif, Inc. to use, their reasonable best efforts to arrange and obtain in replacement thereof alternative debt and/or equity financing (“Alternative Financing”) from alternative sources in an amount sufficient, when taken together with available cash of Buyer and any then-available Debt Financing pursuant to the Financing Commitment Letter to consummate the Merger, with such Alternative Financing having terms not materially less favorable (taken as a whole) to Greif, Inc., Buyer and MergerSub than the terms (taken as a whole) set forth in the Financing Commitment Letter as promptly as reasonably practicable following the occurrence of such event. Buyer shall deliver to the Company true and complete copies of all commitment letters and fee letters (as redacted in a customary manner to remove the fee amounts, pricing caps, the rates and other economic terms included in the “market flex” (none of which could reasonably be expected to adversely affect the conditionality, enforceability, termination or aggregate principal amount of the Debt Financing)) pursuant to which any such alternative source shall have committed to provide any portion of the Alternative Financing. Notwithstanding anything in this Section 6.07 or elsewhere in this Agreement to the contrary, in no event shall the “reasonable best efforts” of Greif, Inc., Buyer and MergerSub be deemed or construed to require any such Person to, and no such Person shall be required to, pay any financing fees in the aggregate in excess of those contemplated by the Financing Commitment Letter or agree to economic terms of the financing that are (other than as specified in the preceding sentence) materially less favorable than those contemplated by the Financing Commitment Letter.
(d)    If the Financing Commitment Letter is replaced, amended, supplemented or modified, including as a result of obtaining Alternative Financing, or if Greif, Inc., Buyer or MergerSub substitute other debt financing for all or any portion of the Debt Financing in accordance with this Section 6.07, each of Buyer and MergerSub shall comply, and shall cause Greif, Inc. to comply, with its obligations under this Agreement, including this Section 6.07, with respect to the Financing Commitment Letter as so replaced, amended, supplemented or modified to the same extent that Greif, Inc., Buyer and MergerSub were obligated to comply prior to the date the Financing Commitment Letter was so replaced, amended, supplemented or modified.
ARTICLE 7
COVENANTS OF BUYER, MERGERSUB AND THE COMPANY
Section 7.01    Closing Efforts.
(a)    Subject to the terms and conditions of this Agreement, Buyer, MergerSub and the Company will use all of their respective reasonable best efforts to take, or cause to be taken, and with respect to Buyer and MergerSub will cause their respective controlled affiliates to take, all actions and to do, or cause to be done, all things necessary or desirable to cause all conditions to the Closing hereunder to be satisfied and to consummate the Merger and the Contemplated Transactions, including using reasonable best efforts to make all necessary registrations and filings (including filings under the HSR Act and any other Applicable Law) with any Governmental Authority, and using reasonable best efforts to obtain all necessary waivers, consents and approvals from, and taking all steps to avoid any Proceeding by, any Governmental Authority or other Person. Each of Buyer, MergerSub and the Company agrees to execute and deliver all such other documents, certificates, agreements and other writings and to take all such other actions as may be necessary or desirable in order to consummate or implement expeditiously the Merger and the other Contemplated Transactions. No Acquired Company, however, will be obligated to make any payments or otherwise pay any consideration to any third party to obtain any applicable consent, waiver or approval.
(b)    As promptly as practicable (but in any event no later than ten Business Days after execution of this Agreement), each of Buyer, MergerSub and the Company will use their reasonable best efforts to prepare and file, or, with respect to Buyer and MergerSub, if applicable, to cause their respective controlled affiliates to prepare and file, with the appropriate Governmental Authorities, a notification with respect to the Contemplated Transactions pursuant to the HSR Act, and any other U.S. or foreign applicable antitrust or competition legal requirements (collectively, the “Other Regulatory Laws”), supply as promptly as practicable all information and documents requested by Governmental Authorities in connection with the HSR Act notification and such other governmental filings or submissions under the Other Regulatory Laws and cooperate with each other in responding to any such request or demand. Each of Buyer, MergerSub and the Company will furnish to the other and, upon request, to any Governmental Authorities, such information, documents and assistance as may be requested in connection with the foregoing governmental filings or submissions, including by responding as promptly as practicable to, and complying fully with, any request for additional information or documents under the HSR Act or the Other Regulatory Laws. Buyer, MergerSub and the Company shall make any further filings pursuant thereto that may be necessary, proper, or advisable in connection therewith. Buyer will be solely responsible for all filing fees required to be paid under the HSR Act and any such Other Regulatory Laws. Buyer shall also reimburse the Company for the reasonable, documented legal fees of outside counsel to the Company incurred in connection with assisting the Company to respond to any request for additional information under the HSR Act and any such Other Regulatory Laws.
(c)    In furtherance, and not in limitation, of the efforts referred to above in this Section 7.01, if any objections are asserted with respect to the Contemplated Transactions under the HSR Act or the Other Regulatory Laws, or if any Proceeding is instituted (or threatened to be instituted) by the Federal Trade Commission, the Antitrust Division of the United States Department of Justice or any other Governmental Authority having competent jurisdiction or any third party challenging the Contemplated Transactions or that would otherwise prohibit or materially impair or materially delay the consummation of such transactions, each party hereto will use reasonable best efforts to cooperate with one another and to resolve any such objection or Proceeding so as to permit the consummation of the Contemplated Transactions as expeditiously as possible.
(d)    Notwithstanding the foregoing, Buyer agrees to take, and to cause its Affiliates to take, as promptly as possible (and, in any event, by no later than the date that is at least two weeks prior to the Termination Date), all steps necessary to (i) cause all applicable waiting periods (including any extensions thereof) under the HSR Act to expire or be terminated by the Federal Trade Commission or Antitrust Division of the United States Department of Justice and secure any other approvals or consents required under any Other Regulatory Laws and (ii) otherwise avoid or eliminate as soon as possible every impediment under the HSR Act or the Other Regulatory Laws, in each case, that may be asserted by any Governmental Authority or other third party, so as to enable the parties hereto to as expeditiously as possible (and, in any event, by no later than the date that is at least two weeks prior to the Termination Date) consummate the Contemplated Transactions, including by: (A) opposing or defending any action, suit, dispute, litigation, proceeding, hearing, arbitration or claim by or before any Governmental Authority, whether judicial or administrative, whether brought by private parties or Governmental Authorities or officials, challenging this Agreement or the consummation of the Contemplated Transactions; (B) taking any and all actions necessary to ensure that no Governmental Order or other action preliminarily or permanently restraining, enjoining or prohibiting the consummation of the Contemplated Transactions is entered; and (C) taking any and all steps necessary to vacate, lift, reverse, overturn or otherwise remove any Governmental Order including any stay or temporary restraining order, that may be asserted or is in effect that prohibits, prevents or restricts the consummation of the Merger or any of the other Contemplated Transactions, in each case, as expeditiously as possible (and in any event, by no later than the date that is at least two weeks prior to the Termination Date). The required actions by Buyer hereunder will include, without limitation, (u) committing to and/or effecting, by consent decree, hold separate order or otherwise, the sale or disposition of any assets, securities, facilities or other properties; (v) terminating, amending or assigning existing relationships and contractual rights and obligations; (w) amending, assigning or terminating existing licenses or other agreements; (x) entering into new contracts, licenses, other agreements or other obligations; and (y) otherwise taking or committing to take actions that after the Closing Date would limit Buyer’s or its Affiliates’ (including, following the Closing, the Surviving Corporation’s and its Subsidiaries’) freedom of action with respect to, or its ability to retain or control, one or more of the businesses, product lines, rights or assets of Buyer and its Affiliates (including, following the Closing, the Surviving Corporation and its Subsidiaries) or any interest therein. Notwithstanding anything to the contrary, for the avoidance of doubt, the Company shall not, and no Subsidiary of the Company shall, be required to take any action set forth in this Section 7.01(d) to satisfy the efforts standard set forth in this Section 7.01; provided, however, that Buyer shall be permitted to take any action it deems necessary or appropriate with respect to assets of the Company or any Subsidiary (including committing to divest assets of the Company or any Subsidiary) in order to comply with Buyer’s obligations under this Section 7.01 so long as those actions are conditioned upon the occurrence of the Closing.
(e)    Nothing in this Agreement shall require any party to take or agree to take any action with respect to its business or operations unless the effectiveness of such agreement or action is conditioned upon Closing. For the avoidance of doubt, Buyer shall, subject to its cooperation commitments in Section 7.01(f), (x) control the strategy for obtaining any approvals, consents, registrations, waivers, permits, authorizations, orders and other confirmations from any Governmental Authority in connection with the Contemplated Transactions and (y) control the overall development of the positions to be taken and the regulatory actions to be requested in any filing or submission with a Governmental Authority in connection with the Contemplated Transactions and in connection with any investigation or other inquiry or litigation by or before, or any negotiations with, a Governmental Authority relating to the Contemplated Transactions and of all other regulatory matters incidental thereto.
(f)    Each of Buyer and its Affiliates, on the one hand, and the Company, on the other hand, shall, in connection with the efforts referenced in this Section 7.01, cooperate with one another and use reasonable best efforts to obtain all requisite approvals and authorizations for the Contemplated Transactions under the HSR Act or the Other Regulatory Laws. Each party shall provide to the other parties copies of all correspondence between it (or its advisors) and any Governmental Authority relating to any of the matters described in this Section 7.01. Each of the parties shall promptly inform the other of any substantive oral communication with, and provide copies of any written communications with, any Governmental Authority regarding any such filings or any such transaction, unless prohibited by reasonable request of any Governmental Authority. To the extent reasonably practicable, each of the parties shall give the other parties hereto the opportunity to attend or participate in any meeting or substantive conference call with any Governmental Authority in respect of any such filings, investigation or other inquiry, to the extent permitted by such Governmental Authority. To the extent permissible under Applicable Law, the parties will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party relating to proceedings under the HSR Act or any other Applicable Laws relating to antitrust, competition or trade regulation; provided, that such materials may be redacted as necessary to comply with Applicable Laws. The parties may, as they deem advisable, designate any competitively sensitive materials provided to the other under this Section 7.01 as “legal counsel only.” Such materials and the information contained therein shall be given only to legal counsel of the recipient and will not be disclosed by such legal counsel to any other Representatives of the recipient without the advance written consent of the party providing such materials.
(g)    From the date of this Agreement until the Closing or earlier termination of this Agreement, neither Buyer nor MergerSub shall, and Buyer shall cause Greif, Inc. and its and Buyer’s respective controlled Affiliates to not, take any action, including acquiring or agreeing to acquire, by merging with or into or consolidating with, or by purchasing a substantial portion of the assets of or any equity in, or by any other manner, any assets or Person, that could reasonably be expected to (individually or in the aggregate): (i) impose any delay in obtaining, or increase the risk of not obtaining, any consent to any Governmental Order necessary to consummate the Contemplated Transactions or the expiration or termination of any applicable waiting period, (ii) increase the risk of a Governmental Authority seeking or entering a Governmental Order prohibiting the consummation of the Contemplated Transactions, (iii) increase the risk of not being able to remove any such Governmental Order on appeal or otherwise, or (iv) otherwise prevent or delay the consummation of the Contemplated Transactions.
Section 7.02    Public Announcements. Within 24 hours after the execution of the Agreement, Buyer will issue a press release regarding the Agreement and Contemplated Transactions in a form mutually agreed to between the Company, the Sellers’ Representative and Buyer. Without the consent of the other, which consent will not be unreasonably withheld, delayed or conditioned, none of Sellers’ Representative, Sellers, nor any of its controlled affiliates, the Company, Buyer nor MergerSub will issue or make prior to the Closing any public release or announcement with respect to this Agreement or the Contemplated Transactions, except as such release or announcement may be required by Applicable Law or the rules or regulations of any applicable national securities exchange to which the relevant party is subject (including filings pursuant to Section 7.01), in which case the party required to make the release or announcement shall use its reasonable best efforts to afford, for a reasonable period prior to the making of such disclosure, a reasonable opportunity to review and comment upon the intended form and substance of such disclosure. Notwithstanding the foregoing provisions of this Section 7.02, (i) Sellers, Sellers’ Representative, the Company and Buyer may make public releases or announcements concerning this Agreement or the Contemplated Transactions that contain only information that is not materially inconsistent with information that has been previously disclosed in compliance with this Section 7.02, (ii) Buyer may file a Current Report on Form 8-K with respect to the Contemplated Transactions and Buyer and the Company may make communications to its respective employees and may make public statements in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, in all cases so long as any such disclosure is not materially inconsistent with previous disclosure made in compliance with this Section 7.02. No public disclosure of the identities of the Sellers will be made by the Company or Buyer or any of their respective Subsidiaries prior to, at or after the Closing, without the consent of the Sellers’ Representative, except to the extent required by Applicable Law or the rules or regulations of any applicable national securities exchange to which the relevant party is subject; provided, however, the party required to make any such disclosure will have afforded the Sellers’ Representative, for a reasonable period prior to the making of such disclosure, a reasonable opportunity to review and comment upon the intended form and substance of such disclosure.
Section 7.03    Tax Matters.
(a)    Buyer will be responsible for and will pay all stock transfer Taxes, real property transfer or mortgage Taxes, sales Taxes, documentary stamp Taxes, recording charges and other similar Taxes, if any, arising from the Contemplated Transactions.
(b)    No election under Section 338 of the Code, or any similar provision of state, local or foreign law, may be made with respect to the Contemplated Transactions without the prior written consent of the Sellers’ Representative.
(c)    The Company will deliver to Buyer an affidavit from the Company satisfying the requirements under Treasury Regulation 1.897-2(h) certifying that the Company is not as of the Closing Date, and has not been at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” as defined in Section 897 of the Code.
Section 7.04    Confidentiality. Buyer and MergerSub will treat, and will cause their respective Affiliates, counsel, accountants and other advisors and Representatives to treat, all nonpublic information obtained in connection with this Agreement and the Contemplated Transactions as confidential in accordance with the terms of the confidentiality agreement, dated as of August 4, 2018, between the Company and Greif, Inc. (the “Confidentiality Agreement”) provided, however, that Buyer and MergerSub and their Affiliates will be permitted to disclose such information to any Financing Sources (and their respective Representatives) in connection with the Debt Financing (as permitted in accordance with the terms of the Confidentiality Agreement). The terms of the Confidentiality Agreement are hereby incorporated by reference and will continue in full force and effect until the Closing (subject to the foregoing proviso), at which time such Confidentiality Agreement will terminate. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement will continue in full force and effect as provided in Section 9.02 in accordance with its terms.
Section 7.05    Dissenting Shares. The Company shall comply with the applicable stockholder notification requirements set forth in Section 262(d) of the DGCL with respect to the appraisal rights available as a result of the Merger.
Section 7.06    Real Property.
(a)    Buyer intends, prior to the Closing Date, to obtain a commitment for an ALTA Owner’s Title Insurance Policy (6-17-06) (or other form of policy acceptable to Buyer) for certain parcels of Owned Real Property, issued by a title insurance company reasonably satisfactory to Buyer (the “Title Company”), together with a copy of all documents referenced therein (the “Title Commitments”).
(b)    On or prior to the Closing Date, Buyer intends to obtain title insurance policies (which may be in the form of a mark-up of a pro forma of the Title Commitments) in accordance with the Title Commitments, insuring the applicable Acquired Company’s fee simple title to certain parcels of Owned Real Property as of the Closing Date (including all recorded appurtenant easements insured as separate legal parcels) with gap coverage through the date of recording, subject only to Permitted Liens, in such amount as Buyer reasonably determines to be the value of the Real Property insured thereunder (the “Title Policies”). Buyer shall pay all fees, costs and expenses with respect to the Title Commitments and Title Policies.
(c)    Buyer may also decide to obtain, prior to the Closing Date, a survey for certain parcels of Owned Real Property, dated no earlier than the date of this Agreement, prepared by a licensed surveyor satisfactory to Buyer, and conforming to 1999 2011 ALTA/ACSM Minimum Detail Requirements for Urban Land Title Surveys, including Table A Items Nos. 1, 2, 3, 4, 6(b), 7(a), 7(b)(1), 7(c), 8, 9, 10, 11(b), 13, 14, 15, 16, 17, 18, 19, 20(a) and 21 (a minimum of $1,000,000) and such other standards as the Title Company and Buyer reasonably require as a condition to the removal of any survey exceptions from the Title Policies, and certified to Buyer and the Title Company, in a form satisfactory to each of such parties (the “Surveys”). Buyer shall pay all fees, costs and expenses with respect to the Surveys.
(d)    The Company shall use its (and shall cause the other Acquired Companies to use their respective) commercially reasonable efforts to cooperate with and assist Buyer in obtaining the Title Commitments, Title Policies and Surveys; provided, that no Acquired Company shall be required to provide any affidavit or indemnity or any other assurance in connection therewith. Buyer shall promptly reimburse the Company for all reasonable, documented out-of-pocket costs, fees and expenses that it may incur in connection with the Company’s obligations in this Section 7.06.
Section 7.07    New Jersey Industrial Site Recovery Act. With respect to the Real Property located in the State of New Jersey, the Company shall use commercially reasonable efforts to cooperate with and assist Buyer to comply in all material respects with all applicable pre-Closing provisions of the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq. (“ISRA”) necessary for the indirect transfer of such Real Property, including possibly seeking a Remediation In Progress Waiver; provided, however, that any ISRA filing or submittal by the Company to the New Jersey Department of Environmental Protection (“NJDEP”) shall be provided in advance to Buyer and its Representatives for their review, including without limitation, any proposed ISRA Remediation Agreement Application. Following Closing, the obligations to complete the ISRA process (and all related costs) shall be satisfied by the Surviving Corporation. Buyer shall reimburse the Company for all reasonable, documented out-of-pocket costs, fees and expenses that the Company incurs in connection with its obligations under this Section 7.07.
Section 7.08    Environmental Permits. Certain material Permits required under Environmental Laws for the operation of the Acquired Companies or the ownership or use of the assets or Real Property of the Acquired Companies may need to be transferred, reissued or modified as a result of the transactions contemplated by this Agreement. In such case, the parties agree to cooperate and use commercially reasonable efforts to effectuate such transfer, reissuance or modification, including submission of pre-closing notices to Governmental Authorities to the extent required by Environmental Laws. Buyer and MergerSub shall take the lead on such efforts subject to the review and approval of the Company, and the Company shall use commercially reasonable efforts to cause the Acquired Companies to cooperate and execute such documents as necessary to effectuate such transfers, reissuances or modifications. From and after the Closing until the effective date of such transfer, reissuance or modification, to the extent allowable under Environmental Laws or by the appropriate Governmental Authority, the Company hereby grants permission to use its existing Permits to Buyer and MergerSub to carry out the Business and own and operate the Acquired Companies’ assets and the Real Property after the Closing Date. Buyer shall reimburse the Company for all reasonable, documented out-of-pocket costs, fees and expenses that the Company incurs in connection with its obligations under this Section 7.08.
ARTICLE 8
CONDITIONS TO THE MERGER
Section 8.01    Conditions to Obligations of the Parties. The obligations of each of the parties hereto to consummate the Merger are subject to the satisfaction of the following conditions:
(a)    the Stockholder Approval has been obtained;
(b)    any applicable waiting period under the HSR Act relating to the Contemplated Transactions has expired or been terminated; and
(c)    no Applicable Law or Governmental Order prohibits the consummation of the Merger.
Section 8.02    Conditions to Obligation of Buyer and MergerSub. The obligation of Buyer and MergerSub to consummate the Merger is subject to the satisfaction of the following further conditions (other than any such conditions that are waived by Buyer and MergerSub):
(a)    (i) the representations and warranties of the Company set forth in sub-clause (a) of the first sentence of Section 3.01 (Organization), Section 3.02 (Power and Authorization), Section 3.03(b) (No Violation of Organizational Documents) and Section 3.04 (Capitalization of the Acquired Companies) (the “Specified Sections”) will be true and correct in all material respects at and as of the Effective Time as though made at and as of the Effective Time; and (ii) other than with respect to the Specified Sections, the representations and warranties of the Company set forth in Article 3 of this Agreement (without giving effect to any “material,” “materiality,” “Material Adverse Effect” or similar qualification contained in such representations or warranties; provided, however, that the word “Material” in the defined terms “Material Customer Contract” and “Material Supplier Contract” and “material” before words such as “assets,” and the qualification as to Material Adverse Effect contained in Section 3.06(a), will not be so disregarded) will be true and correct at and as of the Effective Time as though made at and as of the Effective Time, except for such failures to be true and correct as would not have, in the aggregate, a Material Adverse Effect; provided, however, that, with respect to clauses (i) and (ii) above, representations and warranties that are made as of a particular date or period will be true and correct (in the manner set forth in clauses (i) or (ii) above, as applicable) only as of such date or period;
(b)    the Company will have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time (it being understood and agreed that any failure or failures by the Company to comply with the covenants set forth in the second parenthetical in Section 5.02(a) (Environmental Site Visits), Section 7.06 (Real Property), Section 7.07 (New Jersey Industrial Site Recovery Act) or Section 7.08 (Environmental Permits) shall not give rise to a failure to satisfy this Section 8.02(b));
(c)    Buyer will have received a certificate signed by an appropriate representative of the Company to the effect that the conditions in Section 8.02(a) and Section 8.02(b) have been satisfied;
(d)    from the date of this Agreement until the Closing, no Material Adverse Effect has occurred;
(e)    Buyer has received Payoff Letters reasonably acceptable to it with respect to the Indebtedness under the Credit Agreement to be repaid at Closing; and
(f)    Stockholders holding not more than 5.0% of all Shares issued and outstanding immediately prior to the Effective Time shall have given notice of their intent to exercise appraisal rights for such Shares in connection with the Merger and not withdrawn such demands (it being understood that in the event that the “Majority Investors” (as defined in the Stockholders Agreement) exercise the drag-along rights set forth in Section 4.2 of the Stockholders Agreement and the result of such exercise is to effectively, and timely, waive each Stockholder’s appraisal rights with respect to the Merger, then the condition set forth in this Section 8.02(f) shall be waived by Buyer).
Section 8.03    Conditions to Obligation of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction of the following further conditions (other than any such conditions that are waived by the Sellers’ Representative):
(a)    the representations and warranties of Buyer and MergerSub set forth in Article 4 will be true and correct in all material respects at and as of the Effective Time as though made at and as of the Effective Time; provided, however, that representations and warranties that are made as of a particular date or period will be true and correct only as of such date or period;
(b)    Buyer and MergerSub will have performed in all material respects all of their respective obligations hereunder required to be performed by each of them at or prior to the Effective Time; and
(c)    the Company will have received a certificate signed by an appropriate representative of Buyer and MergerSub to the effect that the conditions in Section 8.03(a) and Section 8.03(b) have been satisfied.
ARTICLE 9
TERMINATION
Section 9.01    Grounds for Termination. This Agreement may be terminated, and the Merger may be abandoned at any time prior to the Closing, only as provided below:
(a)    by mutual written agreement of the Company and Buyer;
(b)    by either Buyer or the Company if the Closing has not occurred on or before 5:00 p.m. New York time on May 20, 2019 (as such date may be extended pursuant to this Section 9.01(b), the “Termination Date”); provided that if on the Termination Date any of the conditions set forth in Section 8.01(b) or Section 8.01(c) (to the extent relating to the matters set forth in Section 8.01(b)) shall not have been satisfied but all other conditions set forth in Article 8 shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but provided that such conditions shall then be capable of being satisfied if the Closing were to take place on such date), then the Termination Date shall be automatically extended to July 20, 2019 (the “Second Termination Date”), and such date shall become the Termination Date for purposes of this Agreement; provided further, that if on the Second Termination Date any of the conditions set forth in Section 8.01(b) or Section 8.01(c) (to the extent relating to the matters set forth in Section 8.01(b)) shall not have been satisfied but all other conditions set forth in Article 8 shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but provided that such conditions shall then be capable of being satisfied if the Closing were to take place on such date), then the Second Termination Date shall be automatically extended to September 20, 2019, and such date shall become the Termination Date for purposes of this Agreement; provided, further, that the right to terminate this Agreement pursuant to this Section 9.01(b) shall not be available to a party whose material failure to fulfill any of its obligations under this Agreement has been the proximate cause of the Closing not occurring on or before such date;
(c)     by either the Company or Buyer if consummation of the Merger would violate any nonappealable final Governmental Order; provided that the party seeking to terminate this Agreement pursuant to this Section 9.01(c) shall have used the required efforts to remove such Governmental Order;
(d)    by Buyer if either: (i) there has been a breach of, or inaccuracy in, any representation or warranty of the Company contained in Article 3 of this Agreement; or (ii) the Company has breached or violated any covenant contained in this Agreement, in each case, which breach, inaccuracy or violation: (A) would result in the failure to satisfy a condition set forth in Section 8.01 or Section 8.02; and (B) cannot be or has not been cured by the Termination Date; provided that Buyer shall not have the right to terminate this Agreement pursuant to this Section 9.01(d) if Buyer is then in breach of any representation, warranty, covenant or other agreement hereunder such that a closing condition in Section 8.01 or Section 8.03 would not be satisfied;
(e)    by the Company if either: (i) there has been a breach of, or inaccuracy in, any representation or warranty of Buyer or MergerSub contained in Article 4 of this Agreement; or (ii) Buyer or MergerSub has breached or violated any covenant contained in this Agreement, in each case, which breach, inaccuracy or violation: (A) would result in the failure to satisfy a condition set forth in Section 8.01 or Section 8.03; and (B) cannot be or has not been cured by the Termination Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.01(e) if the Company is then in breach of any of representation, warranty, covenant or other agreement hereunder such that a closing condition in Section 8.01 or Section 8.02 would not be satisfied; and
(f)    by the Company if all of the conditions set forth in Article 8 have been satisfied or waived (except for any conditions that by their nature can only be satisfied on the Closing Date, so long as such conditions are capable of being waived by the Company or satisfied) and Buyer and MergerSub fail to consummate the Merger within three Business Days following the date the Closing is required to have occurred in accordance with Section 2.02 hereof.
The party hereto desiring to terminate this Agreement pursuant to clauses (b), (c), (d), (e) or (f) above will give notice of such termination to the other parties.
Section 9.02    Effect of Termination. If this Agreement is validly terminated as permitted by Section 9.01, all further obligations of the parties under this Agreement will terminate and such termination will be without liability to any Person, except that: (a) the rights and obligations of the parties (and any third-party beneficiaries expressly identified in this Agreement, as applicable) under Article 1 (Definitions), Section 7.04 (Confidentiality), this Section 9.02 (Effect of Termination) and Article 10 (Miscellaneous), will survive any termination hereof pursuant to Section 9.01; and (b) no such termination (including under Section 9.01(b)) will relieve any party hereto from liability for any willful or material breach of any covenant of this Agreement that occurs prior to such termination, and in the case of any willful or material breach of any covenant of this Agreement by Buyer or MergerSub (including the failure to consummate the Merger on the date the Closing is required to have occurred in accordance with Section 2.02 hereof), the Company shall have the right to pursue and accept damages on behalf of its Stockholders and Optionholders (which damages the parties acknowledge and agree shall include, to the extent proven, damages incurred by the Company’s Stockholders and Optionholders, including the benefit of the bargain lost by such Stockholders and Optionholders).
ARTICLE 10
MISCELLANEOUS
Section 10.01    Notices. Any notices or other communications required or permitted hereunder will be deemed to have been properly given and delivered if in writing by such party or its legal representative and delivered personally or, if an email address is provided below, sent by email (with a copy to follow by nationally recognized overnight courier service), or, if a fax number is provided below, sent by facsimile, or nationally recognized overnight courier service guaranteeing overnight delivery, addressed as follows:
if to Buyer, MergerSub or, after the Effective Time, the Surviving Corporation, to:
Greif Packaging LLC
425 Winter Road
Delaware, OH 43015
Attention: General Counsel
Fax: (740) 549-6101
with a copy (which will not constitute notice) to:
Allen & Overy LLP
1221 Avenue of the Americas
New York, NY 10020
Attention: Eric S. Shube
Fax: (212) 610-6399
if, prior to the Effective Time, to the Company, to:
Paperboard Parent, Inc.
5000 Austell Powder Spring Road, Suite 300
Austell, GA 30106
Attention: Scott L. O’Melia, General Counsel
Email: Scott.OMelia@caraustar.com
with a copy (which will not constitute notice) to:
Scott O’Melia
4010 Asheville Manor Ct.
Cumming, GA 30040
Email: Scott.OMelia@caraustar.com
with a copy (which will not constitute notice) to:
H.I.G. Capital
600 Fifth Avenue, 24th Floor
New York, NY 10020
Attention: Tenno Tsai and Rahul Vinnakota
Email: ttsai@higcapital.com and rvinnakota@higcapital.com

with a copy (which will not constitute notice) to:
Ropes & Gray LLP
1211 Avenue of the Americas
New York, New York 10036
Attention: Daniel S. Evans and Michael Roh
Fax: (212) 596-9090
Email: Daniel.Evans@ropesgray.com and Michael.Roh@ropesgray.com if to the Sellers’ Representative, to:
Peach Representative LLC
c/o H.I.G. Capital
600 Fifth Avenue, 24th Floor
New York, NY 10020
Attention: Tenno Tsai and Rahul Vinnakota
Email: ttsai@higcapital.com and rvinnakota@higcapital.com

with a copy (which will not constitute notice) to:
Ropes & Gray LLP
1211 Avenue of the Americas
New York, New York 10036
Attention: Daniel S. Evans and Michael Roh
Fax: (212) 596-9090
Email: Daniel.Evans@ropesgray.com and Michael.Roh@ropesgray.com with a copy (which will not constitute notice) to:
Paperboard Parent, Inc.
5000 Austell Powder Spring Road, Suite 300
Austell, GA 30106
Attention: Scott L. O’Melia, General Counsel
Email: Scott.OMelia@caraustar.com

and
Scott O’Melia
4010 Asheville Manor Ct.
Cumming, GA 30040
Email: Scott.OMelia@caraustar.com
Unless otherwise specified herein, such notices or other communications will be deemed to be given: (a) on the date delivered, if delivered personally; (b) one Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery; and (c) on the date delivered, if delivered by facsimile or email transmission; provided, however, that such facsimile or email delivery is followed within one Business Day by delivery by nationally recognized overnight courier service guaranteeing overnight delivery. Each of the parties hereto will be entitled to specify a different address by delivering notice as aforesaid to each of the other parties hereto.
Section 10.02    Amendments and Waivers.
(a)    Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party hereto, or in the case of a waiver by the party against whom the waiver is to be effective (with the Sellers’ Representative being authorized to act on behalf of the Sellers after the Effective Time); provided, however, that after the Stockholder Approval has been obtained and without the further approval of the Stockholders of the Company, no such amendment or waiver will reduce the amount or change the kind of consideration to be received in exchange for any Shares; provided, further that the preceding clause shall not limit any Purchase Price Adjustment effected pursuant to Section 2.12. Notwithstanding the foregoing, no amendment or waiver of Section 5.05, Section 9.02, this Section 10.02(a), Section 10.06, Section 10.07(b), Section 10.08 or Section 10.14 (or any provision of this Agreement to the extent an amendment or waiver of such provision would modify the substance of any such Section), in each case that is materially adverse to the interests of any Financing Source Related Party, shall be effective without the prior written consent of such adversely affected Financing Source Related Party.
(b)    No failure or delay by any party hereto in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided will be cumulative and not exclusive of any rights or remedies provided by law.
Section 10.03    Expenses. Except as specifically set forth in this Agreement, all costs and expenses incurred in connection with this Agreement and the other Transaction Documents and the related transactions, including all fees and expenses of each party’s counsel, accountants and other Representatives, will be paid by the party incurring such cost or expense.
Section 10.04    Waiver of Conflicts Regarding Representation; Non-Assertion of Attorney Client Privilege.
(a)    Buyer, on behalf of itself and its Affiliates (including the Acquired Companies after the Closing) (Buyer and all such other Persons, the “Buyer Group”) hereby waives, any claim that Ropes & Gray LLP, Axinn, Veltrop & Harkrider LLP and Kazarek Mowrey Cloud Laseter LLP and any other legal counsel currently representing any Acquired Company (each, a “Prior Company Counsel”) in connection with this Agreement, the negotiation thereof or its subject matter or the Contemplated Transactions (“Pre-Closing Representation”) has or will have a conflict of interest or is otherwise prohibited from representing any Seller, the Sellers’ Representative or any of their respective officers, directors, members, managers or Affiliates (“Designated Persons”) in any dispute with any member of the Buyer Group or any other matter relating to this Agreement, the negotiation thereof or its subject matter or the Contemplated Transactions, in each case, after the Closing Date (“Post-Closing Representation”), even though the interests of one or more of the Designated Persons in such dispute or other matter may be directly adverse to the interests of one or more members of the Buyer Group and even though Prior Company Counsel may have represented one or more of the Acquired Companies in a matter substantially related to such dispute or other matter and may be handling ongoing matters for one or more members of the Buyer Group.
(b)    Buyer, on behalf of the Buyer Group, hereby covenants and agrees, that, as to all communications between any Prior Company Counsel, on the one hand, and any Designated Person or any Acquired Company (with respect to the Acquired Companies, solely prior to the Closing), on the other hand, that relate in any way to the Pre-Closing Representation, the attorney-client privilege and the expectation of client confidence belong to and shall be controlled by the Sellers’ Representative or applicable Designated Person, and shall not pass to or be claimed by any member of the Buyer Group. Without limitation of the foregoing, no member of the Buyer Group may use or rely on any communications described in the immediately preceding sentence in any claim, dispute, action, suit or proceeding against or involving any of the Designated Persons. Buyer, on behalf of the Buyer Group, hereby irrevocably waives and agrees not to assert, any attorney-client privilege or confidentiality obligation with respect to any communication between any Prior Company Counsel, on the one hand, and any Designated Person, on the other hand, occurring during the Pre-Closing Representation in connection with any Post-Closing Representation. Notwithstanding the foregoing, if after the Closing a dispute arises between Buyer or one or more of its Subsidiaries, on the one hand, and a third party other than (and unaffiliated with) any Designated Person, on the other hand, then Buyer or such Subsidiary (to the extent applicable) may assert the attorney-client privilege to prevent disclosure to such third party of confidential communications by Prior Company Counsel; provided, that neither Buyer nor any of its Subsidiaries may waive such privilege without the prior written consent of the Sellers’ Representative. Each of Buyer and MergerSub acknowledges that it has had adequate opportunity to consult with counsel of its choosing, and has consulted with such counsel, in connection with its decision to agree to the terms of this Section 10.04(b).
(c)    After the Closing, the Surviving Corporation and its Subsidiaries will cease to have any attorney-client relationship with the Prior Company Counsel, unless and to the extent that such Prior Company Counsel is expressly engaged in writing by the Surviving Corporation to represent it. Any such representation of the Surviving Corporation or its Subsidiaries by Prior Company Counsel after the Closing will not affect the foregoing provisions hereof. The Designated Persons hereby waive any objection to any such representation described in the preceding sentence other than with respect to the Pre-Closing Representation or in any dispute with any Designated Person or any other matter relating to this Agreement, the negotiation thereof or its subject matter or the Contemplated Transactions.
Section 10.05    Successors and Assigns. The provisions of this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.
Section 10.06    Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.
Section 10.07    Jurisdiction.
(a)    Except as otherwise expressly provided in this Agreement, each party to this Agreement, by its execution hereof: (i) hereby irrevocably submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware or, if the Chancery Court is unavailable, then the United States District Court for the District of Delaware for the purpose of any Proceeding (in contract or tort, in equity or otherwise) in any way arising out of or relating to this Agreement or the Contemplated Transactions or its or their negotiation or terms; (ii) hereby waives, to the extent not prohibited by Applicable Law and agrees not to assert by way of motion, as a defense or otherwise, in any such Proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that such party’s property is exempt or immune from attachment or execution, that any such Proceeding brought in one of the above-named courts is improper, that the venue or forum is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court; and (iii) hereby agrees not to commence or prosecute any such Proceeding other than before one of the above-named courts, nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such Proceeding to any court other than one of the above-named courts, whether on the grounds of inconvenient forum or otherwise. Each party hereby consents to service of process in any such Proceeding in any manner permitted by Delaware law and further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified pursuant to Section 10.01. A party hereto may, however, commence any Proceeding in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.
(b)    Notwithstanding anything to the contrary in this Agreement (but without limiting the generality of Section 10.14(b)), each party hereto: (i) agrees that it will not bring or support any Proceeding (in contract or tort, in law, equity or otherwise) against any of the Financing Source Related Parties in any way arising out of or relating to this Agreement or the Contemplated Transactions or its or their negotiation or terms, including but not limited to any dispute arising out of or relating in any way to the Debt Financing or the performance thereof or the financings contemplated thereby, in any forum other than the United States Federal and New York State courts located in the Borough of Manhattan, New York County, State of New York and (ii) agrees that, except as specifically set forth in the Financing Commitment Letter, all Proceedings (in contract or tort, in law, equity or otherwise) against any of the Financing Source Related Parties in any way relating to this Agreement, the Contemplated Transactions, the Financing Commitment Letter, the Debt Financing or the performance thereof or the financings contemplated thereby, shall be exclusively governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.
Section 10.08    WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH OF THE PARTIES HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN RESPECT OF ANY PROCEEDING (IN CONTRACT, TORT OR OTHERWISE), IN ANY WAY ARISING OUT OF OR RELATED TO THIS AGREEMENT, ITS NEGOTIATION OR TERMS OR ANY OF THE CONTEMPLATED TRANSACTIONS (INCLUDING PROCEEDINGS ARISING OUT OF OR RELATED TO THE DEBT FINANCING OR THE FINANCING COMMITMENT LETTER), IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH OF THE PARTIES HERETO ACKNOWLEDGES THAT THIS SECTION 10.08 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THE OTHER PARTIES HERETO ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND ANY OTHER AGREEMENTS RELATING HERETO OR CONTEMPLATED HEREBY. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.08 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH OTHER PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.
Section 10.09    Specific Performance.
(a)    The parties hereby expressly recognize and acknowledge that immediate, extensive and irreparable damage would result, no adequate remedy at law would exist, and damages would be difficult to determine in the event that any provision of this Agreement is not performed in accordance with its specific terms or otherwise breached. Therefore, in addition to, and not in limitation of, any other remedy available to any party hereto, a party under this Agreement will be entitled to specific performance of the terms hereof and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required. Such remedies, and any and all other remedies provided for in this Agreement, will, however, be cumulative in nature and not exclusive and will be in addition to any other remedies whatsoever which any party may otherwise have. Each of the parties hereto hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the parties. Each of the parties hereto hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. Each party hereto hereby further agrees that in the event of any Proceeding by any other party for specific performance or injunctive relief, it will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds. Each party hereto hereby further agrees: (i) to waive: (A) any defense in any Proceeding for specific performance that a remedy at law would be adequate; and (B) any requirement under any law to post security as a prerequisite to obtaining equitable relief; (ii) the right to terminate this Agreement will not be construed to diminish or otherwise impair in any respect any party’s right to specific performance; and (iii) the right of specific performance is an integral part of the Contemplated Transactions and without that right, neither the Company nor Buyer would have entered into this Agreement.
(b)    The remedies available to each party pursuant to this Section 10.09 will be in addition to any other remedy to which it is entitled at law or in equity, and the election to pursue an injunction or specific performance will not restrict, impair or otherwise limit any party from, in the alternative, seeking to terminate this Agreement in accordance with Section 9.01. To the extent that any party hereto brings a Proceeding to enforce specifically the performance of the terms and provisions of this Agreement (other than a Proceeding to enforce specifically any provision that expressly survives termination of this Agreement) when expressly available to such party pursuant to the terms of this Agreement, the Termination Date will automatically be extended to: (i) the twentieth Business Day following the final, nonappealable resolution of such Proceeding; or (ii) such other time period established by the court presiding over such Proceeding; provided, however, that if the resolution of such Proceeding is that the Agreement was validly terminated (including under Section 9.01(b)), the automatic extension of the Termination Date shall be null and void.
Section 10.10    Sellers’ Representative.
(a)    Effective upon and by virtue of the vote of the Stockholders approving and adopting this Agreement and the Merger and by virtue of the cancellation of the Vested Options in exchange for the consideration provided for in Section 2.05, and without any further act of any of the Sellers, the Sellers’ Representative will be hereby appointed as the representative of the Sellers and as the attorney-in-fact and agent for and on behalf of each such Seller for purposes of this Agreement and the Escrow Agreement and will be empowered to take such actions contemplated to be taken by the Sellers’ Representative under this Agreement and the Escrow Agreement and such other actions on behalf of such Sellers as it may deem necessary or appropriate in connection with or to consummate any of the Contemplated Transactions, including: (i) taking all actions and making all filings on behalf of such Sellers with any Governmental Authority or other Person necessary to effect the consummation of the Contemplated Transactions; (ii) agreeing to, negotiating, entering into settlements and compromises of, complying with orders of courts with respect to, and otherwise administering and handling any claims under this Agreement or the Escrow Agreement on behalf of such Sellers; (iii) negotiating and executing any waivers or amendments of this Agreement or the Escrow Agreement (provided, however, that any amendment that will adversely and disproportionately affect the rights or obligations of any Seller as compared to other Sellers will require the prior written consent of such Seller); and (iv) taking all other actions that are either necessary or appropriate in its judgment for the accomplishment of the foregoing or contemplated by the terms of this Agreement or the Escrow Agreement. The Sellers’ Representative hereby accepts such appointment.
(b)    Subject to the proviso in Section 10.10(a)(iii) above, a decision, act, consent or instruction of the Sellers’ Representative hereunder will constitute a decision, act, consent or instruction of all Sellers and will be final, binding and conclusive upon each of such Sellers, and the Escrow Agent and Buyer may rely upon any such decision, act, consent or instruction of the Sellers’ Representative as being the decision, act, consent or instruction of each and every such Seller. The Escrow Agent and Buyer will be relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Sellers’ Representative.
(c)    The Sellers’ Representative will have the right to recover, at its sole discretion, from the Sellers’ Representative Fund Property and from any portion of the funds in the Escrow Account to be distributed to the Sellers pursuant to Section 2.12(f)(iii), prior to any distribution to the Sellers: (i) the Sellers’ Representative’s reasonable out-of-pocket expenses (including fees and charges of counsel, accountants or other agents) incurred in serving in that capacity; and (ii) any amounts to which it is entitled pursuant to the indemnification provision in Section 10.10(e) (each item in clauses (i) and (ii) of this Section 10.10(c) referred to as a “Charge,” and collectively the “Charges”). The Sellers’ Representative will hold the Sellers’ Representative Fund Property on behalf of the Sellers as an agent of the Sellers. Any amounts to be released to the Sellers from the Sellers’ Representative Fund Property will be released, as Sellers’ Representative may direct, by (A) depositing with the Paying Agent each Seller’s Pro Rata Portion of such amount to be released (less any Withholding Amount for each Optionholder), which Buyer or the Surviving Corporation will cause the Paying Agent to pay to each such Seller (less any Withholding Amount for each Optionholder) and (B) depositing with the Surviving Corporation the applicable Withholding Amount with respect to the Optionholders, which the Surviving Corporation shall promptly remit to the applicable Tax authorities. In no event shall Buyer be responsible for determining the amount of, or the appropriate allocation and disbursement of, any amounts to be released to Sellers from the Sellers’ Representative Fund Property, and Buyer shall not have any liability with respect thereto.
(d)    The Sellers’ Representative will incur no liability with respect to any action taken or suffered by it in reliance upon any notice, direction, instruction, consent, statement or other document believed by such Sellers’ Representative to be genuine and to have been signed by the proper person (and the Sellers’ Representative will have no responsibility to determine the authenticity thereof), nor for any other action or inaction. In all questions arising under this Agreement or the Escrow Agreement, the Sellers’ Representative may rely on the advice of outside counsel, and the Sellers’ Representative will not be liable to any Seller for anything done, omitted or suffered in good faith by the Sellers’ Representative based on such advice.
(e)    The Sellers will severally (each based on and limited to its Pro Rata Portion) but not jointly indemnify the Sellers’ Representative and hold the Sellers’ Representative harmless against any loss, liability or expense incurred, on the part of the Sellers’ Representative and arising out of or in connection with the acceptance or administration of the Sellers’ Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel or other agents retained by the Sellers’ Representative. No Seller will be liable under this Section 10.10(e) for any amount other than such Seller’s pro rata share of the Sellers’ Representative Fund Property and funds from the Escrow Account to be distributed pursuant to Section 2.12(f)(iii), which will be the exclusive remedy for the Sellers’ Representative under this Section 10.10(e).
(f)    At any time during the term of the Escrow Agreement, a majority-in-interest of Sellers may, by written consent, appoint a new representative as the Sellers’ Representative. Notice together with a copy of the written consent appointing such new representative and bearing the signatures of a majority-in-interest of Sellers must be delivered to Buyer and, if applicable, the Escrow Agent not less than ten days prior to such appointment. Such appointment will be effective upon the later of the date indicated in the consent or the date such consent is received by Buyer and, if applicable, the Escrow Agent. For the purposes of this Section 10.10, a “majority-in-interest of the Sellers” means Sellers representing in the aggregate over fifty percent of the percentage interests in the Sellers’ Representative Fund Property available to satisfy Charges.
(g)    In the event that the Sellers’ Representative becomes unable or unwilling to continue in its capacity as Sellers’ Representative, or if the Sellers’ Representative resigns as a Sellers’ Representative, a majority-in-interest of the Sellers may, by written consent, appoint a new representative as the Sellers’ Representative. Notice and a copy of the written consent appointing such new representative and bearing the signatures of a majority-in-interest of the Sellers must be delivered to Buyer and, if applicable, the Escrow Agent. Such appointment will be effective upon the later of the date indicated in the consent or the date such consent is received by Buyer and, if applicable, the Escrow Agent.
Section 10.11    Survival. The parties, intending to modify any applicable statute of limitations, agree that: (a) the representations and warranties in this Agreement and in any certificate delivered pursuant hereto will terminate effective as of the Closing and will not survive the Closing for any purpose, and thereafter there will be no liability on the part of, nor will any claim be made by, any party or any of their respective Affiliates or any other Person in respect thereof (including with respect to any actual or alleged inaccuracy, misrepresentation (other than intentional fraud) or breach in respect thereof), regardless of whether such liability or claim arose or accrued before, at or after the Closing; (b) the covenants (other than those set forth in Article 2) in this Agreement only requiring performance prior to the Effective Time shall, in each case, terminate effective as of the Effective Time and shall not survive the Effective Time for any purpose, and thereafter there shall be no liability on the part of, nor shall any claim be made by, any party or any party’s Affiliates or any other Person in respect thereof (including with respect to any actual or alleged breach in respect thereof), regardless of whether such liability or claim arose or accrued before, at or after the Closing; and (c) the covenants in this Agreement set forth in Article 2 or requiring performance after the Effective Time will survive the Effective Time in accordance with their respective terms only for such period as will be required for the party required to perform such covenant to complete the performance required thereby.
Section 10.12    Further Assurances. From and after the Closing, upon the request of Buyer or the Sellers’ Representative, each of the parties hereto will do, execute, acknowledge and deliver all such further acts, assurances, deeds, assignments, transfers, conveyances, and other instruments and papers as may be reasonably required or appropriate to carry out the Contemplated Transactions.
Section 10.13    Counterparts. This Agreement may be executed in any number of counterparts, each of which when executed will be deemed to be an original and all of which together will be deemed to be one and the same instrument binding upon all of the parties hereto notwithstanding the fact that all parties are not signatory to the original or the same counterpart. For purposes of this Agreement, facsimile, pdf and other similar electronic format signatures will be deemed to be originals.
Section 10.14    Third-Party Beneficiaries; No Recourse Against Third Parties.
(a)    No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder; provided, however, that the following Persons are expressly intended as third-party beneficiaries with respect to the following specified sections of this Agreement and will have the right to enforce this Section 10.14(a) and such specified sections against the parties to this Agreement (in each case, where applicable, if the Closing occurs): with respect to Section 6.05, the Persons who are the beneficiaries of the indemnification under such Section; with respect to Section 2.04(a), Section 2.05, Section 2.06, Section 2.07, Section 2.11, Section 2.12, Section 7.02 and Section 10.10(c), the Sellers; with respect to Section 10.14(b), Section 10.14(c) and Section 10.15, the Nonparty Affiliates; with respect to Section 10.04, the Designated Persons and Prior Company Counsel and with respect to Section 5.05, Section 9.02 the second sentence of Section 10.02(a), Section 10.06, Section 10.07(b), Section 10.08 and Section 10.14(b), the Financing Source Related Parties.
(b)    Buyer, on behalf of itself, its Affiliates, and any Person claiming by, through or on behalf of any of them (collectively, “Buyer Persons”), covenants and agrees that, other than claims by Buyer or MergerSub against the Company or the Sellers’ Representative pursuant to the terms of this Agreement or another Transaction Document, including claims against the Escrow Amount, as applicable, no claim of any kind (whether at law or in equity, whether based in contract, tort or otherwise, whether through attempted piercing of a corporate or other veil, or in any other fashion) will be asserted by any of Buyer Persons against any Person, including any Financing Source Related Party or any Sellers, partners, members, controlling Persons, directors, officers, employees, incorporators, managers, agents, Representatives, or Affiliates of any party hereto (or any Affiliate, heir, estate, executor, administrator, representative, successor or assign of any of the foregoing) (each a “Nonparty Affiliate” and, collectively, the “Nonparty Affiliates”) with respect to any matter arising out of, relating to or in connection with this Agreement or any other Transaction Document, the negotiation, execution, existence, validity, enforceability or performance of this Agreement or any other Transaction Document, or for the breach or alleged breach hereof or thereof, or any of the Contemplated Transactions, including any claim arising under or in connection with any actual or alleged inaccuracies, misstatements or omissions with respect to information or materials furnished by the Company or such Persons concerning the Business, the Company or any Subsidiary of the Company, this Agreement, any other Transaction Document or the Contemplated Transactions, to the maximum extent permitted by law.
(c)    Buyer acknowledges that (i) it has made its own inquiry and investigation into, and based thereon has formed an independent judgment concerning, the Business and the Acquired Companies and the prospects thereof; and it (ii) has been furnished with or given adequate access to such information about the Business and the Acquired Companies as it has requested. Buyer acknowledges that none of the Sellers, the Company or any of their respective Affiliates or Representatives have made or will be deemed to have made, and that Buyer has not relied on: (i) any representation, warranty, covenant or agreement, express or implied, with respect to the Acquired Companies, the Business or the Contemplated Transactions, other than the representations, warranties, covenants and agreements of the Company that are expressly set forth in this Agreement; or (ii) any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of any Acquired Company (other than the representations, warranties, covenants and agreements of the Company that are expressly set forth in this Agreement). Without limiting the generality of the foregoing, (x) none of the Sellers, the Acquired Companies or any of their respective Representatives has made, and will not be deemed to have made, any representations or warranties in the materials relating to the Acquired Companies made available to Buyer or MergerSub, including due diligence materials, memorandum or similar materials, or in any presentation of the business of the Acquired Companies by management of the Company or others in connection with the Contemplated Transactions, and (y) no statement contained in any such materials or made in any such presentation will be deemed to be a representation or warranty hereunder or otherwise or deemed to be relied upon by either Buyer or MergerSub in executing, delivering and performing this Agreement and the Contemplated Transactions (other than, in the case of (x) and (y), the representations, warranties, covenants and agreements of the Company that are expressly set forth in this Agreement). It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including but not limited to, any offering memorandum or similar materials made available to Buyer or MergerSub and their respective Representatives are not and will not be deemed to be or to include representations or warranties of any Acquired Companies or the Sellers, and are not and will not be deemed to be relied upon by either Buyer or MergerSub in executing, delivering and performing this Agreement and the Contemplated Transactions (other than the representations, warranties, covenants and agreements of the Company that are expressly set forth in this Agreement).
Section 10.15    No Other Representations. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT: (A) THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY EXPRESSLY SET FORTH IN ARTICLE 3 HEREOF ARE AND SHALL CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES MADE WITH RESPECT TO THE ACQUIRED COMPANIES TO BUYER AND MERGERSUB IN CONNECTION WITH THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS, AND (B) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES REFERRED TO IN CLAUSE (A) ABOVE, NEITHER THE COMPANY, ITS SUBSIDIARIES, THE SELLERS, THE SELLERS’ REPRESENTATIVE NOR ANY OTHER PERSON HAS MADE OR IS MAKING ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, STATUTORY OR OTHERWISE, OF ANY NATURE, INCLUDING WITH RESPECT TO ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE MERCHANTABILITY, QUALITY, QUANTITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE BUSINESS OR THE ASSETS OF THE ACQUIRED COMPANIES. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE 3 HEREOF, ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, OF ANY NATURE, INCLUDING WITH RESPECT TO ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE MERCHANTABILITY, QUALITY, QUANTITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE BUSINESS OR THE ASSETS OF THE ACQUIRED COMPANIES, ARE HEREBY EXPRESSLY DISCLAIMED. BUYER AND MERGERSUB HEREBY REPRESENT, WARRANT, COVENANT AND AGREE, ON BEHALF OF THEMSELVES AND THEIR RESPECTIVE AFFILIATES, AND ANY PERSON CLAIMING BY, THROUGH OR ON BEHALF OF ANY OF THEM, THAT IN DETERMINING TO ENTER INTO AND CONSUMMATE THIS AGREEMENT AND THE CONTEMPLATED TRANSACTIONS, THEY ARE NOT RELYING UPON ANY REPRESENTATION OR WARRANTY MADE OR PURPORTEDLY MADE BY OR ON BEHALF OF ANY PERSON, OTHER THAN THOSE EXPRESSLY MADE BY THE COMPANY AS SET FORTH IN ARTICLE 3 HEREOF, AND THAT, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE COMPANY AS SET FORTH IN ARTICLE 3 HEREOF, BUYER AND MERGERSUB SHALL ACQUIRE THE COMPANY AND ITS SUBSIDIARIES AND THEIR RESPECTIVE ASSETS WITHOUT ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, IN AN “AS IS” CONDITION AND ON A “WHERE IS” BASIS AND “WITH ALL FAULTS.”
Section 10.16    Entire Agreement. This Agreement, the other Transaction Documents and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, among the parties with respect to the subject matter of this Agreement.
Section 10.17    Severability. If any term, provision, covenant or restriction of this Agreement is held by any Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement will remain in full force and effect and will in no way be affected, impaired or invalidated so long as the economic or legal substance of the Contemplated Transactions is not affected in any manner materially adverse to any party. Upon such a determination, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order for the Contemplated Transactions to be consummated as originally contemplated to the fullest extent possible.
Section 10.18    Negotiation of Agreement. Each of the parties hereto acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with consent and upon the advice of said independent counsel. Each party hereto and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto will be deemed to be the work product of the parties and may not be construed against any party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against the party that drafted it is of no application and is hereby expressly waived.
Section 10.19    Schedules. The headings, if any, of the individual sections of each of the Schedules are inserted for convenience only and will not be deemed to constitute a part thereof or a part of this Agreement. The Schedules are arranged in sections corresponding to those contained in this Agreement merely for convenience, and the disclosure of an item in one section of the Schedules as an exception to any particular covenant, representation or warranty will be deemed to be adequately disclosed as an exception with respect to all other covenants, representations or warranties, notwithstanding the presence or absence of an appropriate section of the Schedules with respect to such other covenants, representations or warranties or an appropriate cross-reference thereto; provided, however, that the relevance of such disclosed item to such other covenant, representation or warranty is reasonably apparent from the face of such disclosed item. The mere inclusion of an item in the Schedules as an exception to a representation or warranty will not be deemed to be an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Schedules, that such information is required to be listed in the Schedules or that such item (or any non-disclosed item or information of comparable or greater significance) represents a material exception or fact, event or circumstance, that such item has had, or is expected to result in, a Material Adverse Effect, or that such item actually constitutes noncompliance with, or a violation of, any Applicable Law, Permit or contract or other topic to which such disclosure is applicable.
Section 10.20    Joint and Several Liability. Buyer agrees to cause MergerSub to perform its obligations under this Agreement and Buyer and MergerSub shall be jointly and severally liable for all liabilities and obligations of MergerSub under this Agreement.
[Signature Pages Follow]

72857700_8

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PAPERBOARD PARENT, INC.
By:	/s/ Michael Patton
Name: Michael Patton
Title: Chief Executive Officer and President

[Signature Page to Agreement and Plan of Merger]

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GREIF PACKAGING LLC
By:	/s/ Peter G. Watson
Name: Peter G. Watson
Title: President

[Signature Page to Agreement and Plan of Merger]

72857700_8

GREIF USA II LLC
By:	/s/ Peter G. Watson
Name: Peter G. Watson
Title: President

[Signature Page to Agreement and Plan of Merger]

72857700_8

PEACH REPRESENTATIVE LLC, solely in its capacity as the Sellers’ Representative
By:	/s/ Tenno Tsai
	Name:	Tenno Tsai
	Title:	President

[Signature Page to Agreement and Plan of Merger]

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